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                               INVESTOR AGREEMENT

                                  BY AND AMONG

                                   AT&T CORP.,

                          AT&T WIRELESS SERVICES, INC.

                                       AND

                                NTT DOCOMO, INC.

                         DATED AS OF DECEMBER 20, 2000,
                  AMENDED AND RESTATED AS OF DECEMBER 20, 2001


================================================================================

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                                TABLE OF CONTENTS

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                                    ARTICLE I
                                   DEFINITIONS

Section 1.1    Definitions...................................................................1

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of AT&T.......................................10
Section 2.2    Representations and Warranties of AT&T Wireless..............................11
Section 2.3    Representations and Warranties of DoCoMo and each Designee...................11

                                   ARTICLE III
                      GOVERNANCE AND STANDSTILL PROVISIONS

Section 3.1    Board of Directors...........................................................12
Section 3.2    Pre-Spin-off Governance Rights...............................................15
Section 3.3    Post-Spin-off Governance Rights..............................................17
Section 3.4    Senior Leadership Team.......................................................17
Section 3.5    Management Positions.........................................................18
Section 3.6    Standstill Restrictions......................................................18
Section 3.7    Termination of the Standstill Restrictions...................................23
Section 3.8    Voting.......................................................................25

                                   ARTICLE IV
                                 OTHER COVENANTS

Section 4.1    Technology Commitment........................................................25
Section 4.2    Joint Research and Development Effort........................................26
Section 4.3    Technology Default Right.....................................................26
Section 4.4    No Spin-off Repurchase Right.................................................32
Section 4.5    Reinvestment Right...........................................................33
Section 4.6    Financial Statement Cooperation..............................................35

                                    ARTICLE V
                           MOBILE MULTIMEDIA ALLIANCE

Section 5.1    The Mobile Multimedia Alliance and the MMS...................................36
Section 5.2    Technology Evolution and Timing..............................................36
Section 5.3    Contributions and Resources..................................................37
Section 5.4    Advisory Committee and Senior Management.....................................39
Section 5.5    Business Plan................................................................39
Section 5.6    Termination..................................................................40
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Section 5.7    Other Operational Cooperation................................................40

                                   ARTICLE VI
                              TRANSFER RESTRICTIONS

Section 6.1    Transfer Restrictions........................................................41

                                   ARTICLE VII
                               REGISTRATION RIGHTS

Section 7.1    Demand Registrations.........................................................43
Section 7.2    Piggy-Back Registration......................................................45
Section 7.3    Limitations on Demand Registrations; Termination
                 of Registration Obligation.................................................46
Section 7.4    Registration Procedures......................................................47
Section 7.5    Registration Expenses........................................................52
Section 7.6    Indemnification; Contribution................................................52

                                  ARTICLE VIII
                                PREEMPTIVE RIGHTS

Section 8.1    Preemptive Rights............................................................55
Section 8.2    Limitation of Preemptive Rights..............................................58

                                   ARTICLE IX
                          EFFECTIVENESS AND TERMINATION

Section 9.1    Effectiveness................................................................59
Section 9.2    Termination..................................................................59
Section 9.3    Partial Termination..........................................................59

                                    ARTICLE X
                        NON-COMPETITION; CONFIDENTIALITY

Section 10.1   Non-Competition Restrictions.................................................59
Section 10.2   Definitions..................................................................60
Section 10.3   Duration of and Limitations on Restrictions..................................61
Section 10.4   Non-Disclosure Commitment....................................................62

                                   ARTICLE XI
                                  MISCELLANEOUS

Section 11.1   Injunctive Relief............................................................64
Section 11.2   Successors and Assigns.......................................................64
Section 11.3   Amendments; Waiver...........................................................64
Section 11.4   Notices......................................................................64
Section 11.5   Governing Law................................................................66
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Section 11.6   Arbitration..................................................................66
Section 11.7   Headings.....................................................................67
Section 11.8   Entire Agreement.............................................................68
Section 11.9   Severability.................................................................68
Section 11.10  Submission to Jurisdiction; Waivers..........................................68
Section 11.11  Waiver of Immunity...........................................................68
Section 11.12  Waiver of Jury Trial.........................................................69
Section 11.13  Counterparts.................................................................69
Section 11.14  Interpretation...............................................................69
Section 11.15  Anti-Dilution Adjustments....................................................69
Section 11.16  Effectiveness of this Agreement..............................................69
Section 11.17  No Third Party Beneficiaries.................................................69
Section 11.18  Substitution for AT&T Wireless...............................................70


Exhibit A ......................................Cost of Carry
Exhibit B ......................................List of Separation Agreements
Schedule 3.4 ...................................Senior Leadership Team
Schedule 4.1 ...................................Top 50 U.S. BTAs
Schedule 5.3(b) ................................Mobile Multimedia Support/Contribution
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                                     -iii-

            THIS AMENDED AND RESTATED INVESTOR AGREEMENT is entered into by and between AT&T Wireless Services, Inc. and NTT DoCoMo, Inc., as of December 20, 2001, and amends and restates that INVESTOR AGREEMENT (the "Agreement"), entered into by and among AT&T Corp., a New York corporation ("AT&T"), AT&T Wireless Services, Inc., a Delaware corporation and a wholly-owned subsidiary of AT&T ("AT&T Wireless"), and NTT DoCoMo, Inc., a company incorporated under the laws of Japan ("DoCoMo"), dated as of December 20, 2000, but effective and binding upon the parties only as specified in Section 11.16.

                              W I T N E S S E T H:

            WHEREAS, AT&T, AT&T Wireless and DoCoMo have entered into a Letter Agreement, dated November 30, 2000 (including the Term Sheet and other schedules and attachments thereto, the "Letter Agreement"), that sets forth the agreements among the parties for an investment by DoCoMo in the Wireless Group and, after the Spin-off, in AT&T Wireless, and a related mobile multimedia alliance;

            WHEREAS, AT&T, AT&T Wireless and DoCoMo are entering into a Securities Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the "Purchase Agreement"), pursuant to which, among other things, DoCoMo will purchase 812,511.778 shares of New Tracking Stock (as defined in the Purchase Agreement) and Warrants to purchase an additional 83,496.546 shares of New Tracking Stock, which will be converted, in connection with the Spin-off, into shares of Current Wireless Tracking Stock, which shares of Current Wireless Tracking Stock will then immediately be exchanged for shares of AT&T Wireless Common Stock, and Warrants to purchase shares of AT&T Wireless Common Stock (collectively, the "Investment");

            WHEREAS, the Letter Agreement contemplates that the agreements contained therein would be superseded by definitive agreements, including (1) the Purchase Agreement, (2) a Warrant Agreement and (3) this Agreement; and

            WHEREAS, AT&T, AT&T Wireless and DoCoMo desire to establish in this Agreement certain terms and conditions concerning the Investment and the Alliance, and related provisions concerning DoCoMo's relationship with AT&T and AT&T Wireless following the Closing.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            Section 1.1 Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

            "Acquired SpinCo Shares" shall have the meaning assigned in Section 4.5.

            "Acquired SpinCo Warrants" shall have the meaning assigned in
Section 4.5.

            "Additional Securities" shall have the meaning assigned in Section 8.1(a).

            "Advisory Committee" shall have the meaning assigned in Section 5.4(b).

            "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, however, that for so long as At Home Corporation, a Delaware corporation or Liberty Media Corporation, a Delaware corporation, and each other corporation constituting part of the Liberty Media Group as defined in AT&T's certificate of incorporation, and their successors and assigns ("At Home" and "Liberty Media," respectively) has any public stockholders (directly, or through a tracking stock or similar concept), At Home or Liberty Media, as the case may be, and any Affiliates or Subsidiaries of Liberty Media, At Home or any of their respective Subsidiaries shall not be treated as or deemed to be Affiliates of AT&T or of any of AT&T's Subsidiaries or Affiliates for purposes hereof. For the purposes of this definition, "control," (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

            "Agreement" shall have the meaning assigned in the preamble hereto.

            "Alliance" shall have the meaning assigned in Section 5.1(a).

            "Alliance Partners" shall have the meaning assigned in Section
5.1(a).

            "Arbitration Claims" shall have the meaning assigned in Section
11.6.

            "AT&T" shall have the meaning assigned in the preamble hereto.

            "AT&T Wireless" shall have the meaning assigned in the preamble hereto.

            "AT&T Wireless Common Stock" shall mean the shares of common stock, par value $.01 per share, of AT&T Wireless as of and following the Spin-off.

            "AT&T Wireless Stock" shall mean, collectively, New Tracking Stock, Current Wireless Tracking Stock, AT&T Wireless Common Stock and Warrants.

            "Beneficially Own" shall mean, with respect to any securities, having "beneficial ownership" of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof, and "Beneficial Ownership" shall have the corresponding meaning.

            "Blackout Period" shall have the meaning assigned in Section 7.1(b).

            "Board" shall mean at any time the Board of Directors of AT&T (if the Spin-off has not been consummated at such time) or AT&T Wireless (if the Spin-off has been consummated at such time).

            "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday in New York City or Tokyo, Japan, or any other day on which commercial banks in those locations are authorized or required by law or government decree to close.

            "Business Plan" shall have the meaning assigned in Section 5.5(a).

            "Certificate of Amendment" shall mean the Certificate of Amendment creating the New Tracking Stock, in the form set forth as Exhibit A to the Purchase Agreement.

            "cHTML" shall mean Compact HyperText Markup Languages.

            "Claims" shall have the meaning assigned in Section 7.6(a).

            "Closing" shall have the meaning assigned in the Purchase Agreement.

            "Closing Date" shall have the meaning assigned in the Purchase Agreement.

            "Competes" shall have the meaning assigned in Section 10.2(a).

            "Controlled Subsidiary" shall mean (a) with respect to DoCoMo each of (i) each Subsidiary of DoCoMo and (ii) each other Person in which DoCoMo has a direct or indirect investment or other economic interest and to which DoCoMo, or any of DoCoMo's Subsidiaries, has disclosed any material non-public information concerning AT&T, AT&T Wireless, the MMS or the Investment and (b) with respect to either of AT&T or AT&T Wireless, its Subsidiaries.

            "Cost of Carry" shall mean an interest rate per annum determined in accordance with Exhibit A hereto.

            "Current Market Price" on any date in question means the average of the daily Market Values for the relevant security for the five consecutive trading days ending on the day before the date in question.

            "Current Wireless Tracking Stock" shall mean Wireless Group Common Stock, par value $1.00 per share, of AT&T.

            "Demand Registration" shall have the meaning assigned in Section 7.1(a).

            "Demand Request" shall have the meaning assigned in Section 7.1(a).

            "Demand Shares" shall have the meaning assigned in Section 7.1(a).

            "Designee" shall have the meaning assigned in Section 6.1(a). Each Person that is a Designee at any relevant time shall be deemed to be a party to this Agreement for all purposes hereof.

            "Director" shall mean any member of the Board.

            "DoCoMo" shall have the meaning assigned in the preamble hereto. For purposes of any provision hereof relating to the ownership of AT&T Wireless Stock and the rights and obligations attendant thereto, the term "DoCoMo" shall also include any Person that is a Designee at the relevant time, became such in accordance with Section 6.1(a) hereof, and has executed and is a party to this Agreement.

            "DoCoMo AT&T Nominee" shall have the meaning assigned in Section 3.1(a).

            "DoCoMo AT&T Wireless Nominees" shall have the meaning assigned in
Section 3.1(b).

            "Economic Interest Percentage" of DoCoMo in AT&T Wireless shall mean, calculated at any particular point in time, the ratio, expressed as a percentage, of (a) prior to consummation of the Spin-off, (x) the number of shares of Current Wireless Tracking Stock Beneficially Owned by DoCoMo at the relevant time assuming conversion of any shares of New Tracking Stock (excluding any shares Beneficially Owned by virtue of ownership of unexercised Warrants) to
(y) the denominator of the Wireless Group Allocation Fraction at the relevant time, adjusted on a Fully Diluted Basis but without giving effect to any unexercised Warrants; and (b) after consummation of the Spin-off, (x) the number of shares of AT&T Wireless Common Stock Beneficially Owned by DoCoMo at the relevant time (excluding any shares Beneficially Owned by virtue of ownership of unexercised Warrants)to (y) the total number of shares of AT&T Wireless Common Stock outstanding at the relevant time, on a Fully Diluted Basis but without giving effect to any unexercised Warrants .

            "Economic Interests" in AT&T Wireless or the Wireless Group shall mean (a) at any time prior to consummation of the Spin-off, (i) AT&T's Retained Wireless Interest and (ii) shares of Current Wireless Tracking Stock, including securities of AT&T (including New Tracking Stock) that by their terms are convertible into or exercisable or exchangeable for shares of Current Wireless Tracking Stock, and (b) at any time following consummation of the Spin-off, (i) shares of AT&T Wireless Common Stock, including securities of AT&T Wireless that by their terms are convertible into or exercisable or exchangeable for shares of AT&T Wireless Common Stock and (ii) shares of any class of preferred stock of AT&T Wireless that by their terms are entitled to receive dividends or participate in dividends together with the AT&T Wireless Common Stock.

            "Effective Period" shall have the meaning assigned in Section 7.4(a)(iii).

            "Equity Shares" shall mean (a) at any time prior to consummation of the Spin-off, shares of Current Wireless Tracking Stock, including securities that by their terms are convertible into or exercisable or exchangeable for shares of Current Wireless Tracking Stock, and any other equity securities of AT&T that represent solely or primarily economic interests in the Wireless Group, and (b) at any time following consummation of the Spin-off, Equity Common Shares and Equity Other Shares.

            "Equity Common Shares" shall mean (a) at any time prior to consummation of the Spin-off, shares of Current Wireless Tracking Stock, including securities that by their terms are convertible into or exercisable or exchangeable for shares of Current Wireless Tracking Stock, and any other equity securities of AT&T that represent solely or primarily economic interests in the Wireless Group, and (b) at any time following consummation of the Spin-off, (i) shares of AT&T Wireless Common Stock, including securities that by their terms are, directly or through a series of one or more steps, convertible into or exercisable or exchangeable for shares of AT&T Wireless Common Stock and (ii) shares of any other class or series of common stock or preferred stock of AT&T Wireless which, if issued, would increase the denominator used to calculate DoCoMo's Economic Interest Percentage.

            "Equity Other Shares" shall mean at any time following consummation of the Spin-off, any shares of capital stock of AT&T Wireless that are not Equity Common Shares, including, without limitation, shares of any class of preferred stock of AT&T Wireless and any securities that by their terms are, directly or through a series of one or more steps, convertible into or exercisable or exchangeable for any such shares of capital stock.

            "Excess Securities" shall have the meaning assigned in Section
8.1(e).

            "Exchange Act" shall mean the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

            "Exchange Offer" shall have the meaning assigned in Section 3.2(a).

            "Fully Diluted Basis" shall mean based on the total number of shares of the relevant class of stock or type of equity interest that would be outstanding on the relevant date assuming the exercise of all options, warrants and other rights to acquire such relevant class of stock or type of equity interest (without regard to exercisability, vesting or similar provisions and restrictions thereof) and the conversion or exchange of all securities convertible into or exchangeable for stock or equity interest (without regard to exercisability, vesting or similar provisions and restrictions thereof); provided that the number of such shares or interests that would be outstanding assuming the exercise of then-outstanding options and warrants shall be computed on the Treasury Method.

            "HDML" shall mean Handheld Device Markup Languages.

            "HTML" means HyperText Markup Language.

            "Home Territory" shall mean the nation of Japan for DoCoMo, and the United States, Canada and Mexico for AT&T Wireless.

            "i-mode mobile multimedia" shall mean wireless internet access and related mobile multimedia applications and services from wireless phones and other wireless access devices based on DoCoMo's i-mode and multimedia expertise, experience, know-how and technology.

            "Investment" shall have the meaning assigned in the recitals hereto.

            "Investor Rights Termination Event" shall have the meaning assigned in Section 3.1(d).

            "Issuer" shall mean AT&T or AT&T Wireless, as the case may be, in its capacity as issuer of Registrable Securities for purposes of Article VII or as issuer of Additional Securities for purposes of Article VIII.

            "Letter Agreement" shall have the meaning assigned in the preamble hereto.

            "Market Value" means, with respect to a particular security, on any given day, the average of the highest and lowest reported sale prices regular way or, in case no such reported sales take place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the principal national securities exchange on which the applicable security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (ii) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (iii) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Board for that purpose.

            "Maximum Number" shall have the meaning assigned in Section 7.2(b).

            "MMS" shall have the meaning assigned in Section 5.1(c).

            "MMS CEO" shall have the meaning assigned in Section 5.4(a).

            "Mobile Multimedia Contribution" shall have the meaning assigned in
Section 10.2(b).

            "Mobile Telecommunications Infrastructure" shall have the meaning assigned in Section 10.2(d).

            "New Tracking Stock" shall mean shares of Wireless Group Preferred Tracking Stock, par value $1.00 per share, of AT&T having the terms set forth in the Certificate of Amendment.

            "No Spin-off Repurchase Price" shall have the meaning assigned in
Section 4.4(a).

            "No Spin-off Right" shall have the meaning assigned in Section
4.4(a).

            "Nominee Disclosure Information" shall have the meaning assigned in
Section 3.1(a).

            "NYSE" shall mean the New York Stock Exchange, Inc.

            "Original Investment Shares" means the shares of New Tracking Stock acquired by DoCoMo pursuant to the Purchase Agreement and any shares of Current Wireless Tracking Stock issued upon conversion thereof and any shares of AT&T Wireless Common Stock issued in the Spin-off in exchange for or redemption of such shares of Current Wireless Tracking Stock.

            "Original Purchase Price" shall mean (a) $3,162.602 for each Warrant to purchase one share of New Tracking Stock; (b) $6.3252 for each Warrant to purchase one share of Current Tracking Stock or one share of AT&T Wireless Common Stock; (c) $11,750.00 for each share of New Tracking Stock; and (d) $23.50 for each share of Current Wireless Tracking Stock or AT&T Wireless Common Stock.

            "Other Holder" shall have the meaning assigned in Section 7.2(b).

            "Permitted Redemption" shall have the meaning assigned in Section
4.5.

            "Person" shall mean a legal person, including any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, limited liability company or unincorporated association or any other entity or organization, including a government or any agency or political subdivision thereof, or any other entity of whatever nature.

            "Piggy-Back Registration" shall have the meaning assigned in Section 7.2(a).

            "Piggy-Back Request" shall have the meaning assigned in Section 7.2(a).

            "Post-Redemption Sale" shall have the meaning assigned in Section
4.5.

            "Post-Redemption Spin-off" shall have the meaning assigned in
Section 4.5.

            "Preemptive Rights" shall have the meaning assigned in Section
8.1(a).

            "Proprietary Information" shall have the meaning set forth in
Section 10.4.

            "Purchase Agreement" shall have the meaning assigned in the recitals hereto.

            "Registrable Securities" shall mean (i) any shares of Current Wireless Tracking Stock issued upon conversion of any shares of New Tracking Stock that were issued pursuant to the Purchase Agreement or this Agreement, or that were issued upon exercise of any Warrants, (ii) any shares of AT&T Wireless Common Stock into which any such shares of Current Wireless Tracking Stock shall have been converted, (iii) any shares of AT&T Wireless Common Stock issued upon exercise of any Warrants or pursuant to DoCoMo's exercise of its preemptive rights as set forth in Article VIII or pursuant to Section 4.3(h), (iv) any Equity Shares (other than AT&T Wireless Common Stock) issued to DoCoMo pursuant to the exercise of its preemptive rights as set forth in Article VIII, to the extent that such Equity Shares are issued with registration rights or, if such Equity Shares are issued in a registered offering, such Equity Shares will be deemed Registrable Securities as soon as commercially practicable but in no event later than 180 days after the effective date of the registration statement filed with the SEC in connection with the issuance of such Equity Shares, and
(v) any AT&T Wireless Stock issued in
respect of any of the Registrable Securities referred to in clauses (i),
(ii),(iii) or (iv) hereof in connection with stock splits, reverse stock splits, stock dividends or distributions, or any similar recapitalization, on or after the date hereof, in each case that are Beneficially Owned by DoCoMo or that have been Transferred without registration under the Securities Act but in accordance with the terms of this Agreement to a transferee entitled to the benefit of registration rights pursuant to Section 6.1(c) of this Agreement. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of by the selling shareholder in accordance with such registration statement, (ii) such securities shall have been distributed pursuant to Rule 144 (or any successor provision) under the Securities Act; (iii) such securities shall have ceased to be outstanding; or
(iv) such securities may be sold in reliance on Rule 144(k) .

            "Related Agreements" shall mean the Purchase Agreement, the Warrant Agreement, that certain letter agreement, dated as of November 30, 2000, executed and delivered among DoCoMo, AT&T and AT&T Wireless concurrently with the execution and delivery of the Letter Agreement, that certain roaming side letter, dated the date hereof, executed and delivered among DoCoMo, AT&T and AT&T Wireless (and any letters or schedules referred to therein) and the Certificate of Amendment.

            "Release Conditions" shall have the meaning assigned in Section 10.2(e).

            "Reseller" shall have the meaning assigned in Section 10.2(f).

            "Retained Wireless Interest" shall mean, prior to the Spin-off, the portion of the direct or indirect interests in the Wireless Group that are not reflected by the shares of Current Wireless Tracking Stock (or by securities of AT&T that by their terms are convertible into or exercisable or exchangeable for shares of Current Wireless Tracking Stock).

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "Securities Act" shall mean the Securities Act of 1933, and any similar or successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

            "Separation Agreements" shall mean the draft agreements or term sheets relating to the Spin-off and the separation of the Wireless Group from AT&T and the schedules related thereto other than those that collectively are not material to AT&T Wireless or the Wireless Group, in each case in the respective forms annexed to the Letter Agreement (and listed in Exhibit B hereto), in all cases as amended or revised to the extent not prohibited by this Agreement.

            "Sold Businesses" shall have the meaning assigned in Section 4.5.

            "SpinCo" shall have the meaning assigned in Section 4.5.

            "SpinCo Warrant Number" shall have the meaning assigned in Section 4.5.

            "Spin-off" shall mean the spin-off of AT&T Wireless in accordance with the Separation Agreements. The Spin-off shall be deemed to have been consummated following completion of the exchange of AT&T Wireless Common Stock for Current Wireless Tracking Stock and the distribution of the remaining shares of AT&T Wireless Common Stock to holders of common stock of AT&T. For all purposes of this Agreement, the Spin-off shall not be a "transaction contemplated by this Agreement."

            "Standstill Affiliates" shall mean each of (i) DoCoMo, (ii) each Controlled Subsidiary of DoCoMo and (iii) when acting on behalf of DoCoMo or any of its Controlled Subsidiaries, any officer, director, employee or agent of DoCoMo or any such Controlled Subsidiary of DoCoMo.

            "Subsidiary" means, with respect to any Person, any other Person more than fifty percent (50%) of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; provided, however, that for so long as At Home or Liberty Media, as the case may be, has any public stockholders (directly, or through a tracking stock or similar concept), At Home and Liberty Media, as the case may be, and their respective Subsidiaries shall not be treated as or deemed to be Subsidiaries of AT&T or of any of AT&T's Subsidiaries or Affiliates for purposes hereof. A Subsidiary that is directly or indirectly wholly owned by another Person except for directors' qualifying shares shall be deemed wholly owned for the purposes of this Agreement.

            "3G" shall mean third generation mobile communications systems that are, or are based on technology that is, defined as IMT-2000 by the International Telecommunications Union.

            "Technology Default Exercise Notice" shall have the meaning assigned in Section 4.3(b).

            "Technology Default Repurchase Price" shall have the meaning assigned in Section 4.3(c).

            "Technology Default Right" shall have the meaning assigned in
Section 4.3(a).

            "Tolling Period" shall have the meaning assigned in Section 3.1(d).

            "Transfer" shall mean any sale (including forward sale), transfer, or other disposition to any Person, including pursuant to any redemption, the No Spin-off Right or the Technology Default Right, and including Transfers resulting from the exercise of any remedy by any Person to which the relevant securities have been pledged.

            "Treasury Method" shall mean treating options and warrants as they would be treated under the "treasury stock method" of calculating diluted earnings per share under Statement of Financial Accounting Standards No. 128 as in effect as of the date hereof.

            "Ultimate Parent" shall mean Nippon Telegraph and Telephone Corporation ("NTT") or any Person (other than any government or political subdivision or agency or instrumentality thereof) of which NTT is a Subsidiary and that is not itself a Subsidiary of any other Person (other than any government or political subdivision or agency or instrumentality thereof).

            "Underlying Stock" shall have the meaning set forth in the Warrant Agreement.

            "WAP-NG" shall mean wireless access protocol -- next generation.

            "Warrant Agreement" shall mean the Warrant Agreement with respect to the issuance of the Warrants in the form attached to the Purchase Agreement as Exhibit B.

            "Warrant Percentage" shall have the meaning assigned in Section 4.5.

            "Warrants" shall have the meaning assigned in the Purchase
Agreement.

            "W-CDMA" shall mean the CDMA-based radio access technology defined and specified in the Third Generation Partnership Project for IMT-2000 systems, specifications of which may be modified from time to time by the Third Generation Partnership Project.

            "Wireless Group" has the meaning assigned to it in the Certificate of Incorporation of AT&T, as amended.

            "Wireless Group Allocation Fraction" has the meaning assigned to such term in the Certificate of Incorporation of AT&T, as amended, as in effect on November 30, 2000.

            "Wireless Operator" shall have the meaning assigned in Section
3.3(a).

            "WML" shall mean Wireless Markup Language.

            "xHTML" shall mean Extensible HyperText Markup Language.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            Section 2.1 Representations and Warranties of AT&T. AT&T represents and warrants to DoCoMo as of the date hereof as follows:

            (a) AT&T has been duly incorporated and is validly existing in good standing under the laws of the State of New York, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            (b) This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of AT&T.

            (c) This Agreement has been duly executed and delivered by AT&T and, assuming due authorization and valid execution and delivery by DoCoMo, is a valid and legally binding obligation of AT&T, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights.

            Section 2.2 Representations and Warranties of AT&T Wireless. AT&T Wireless represents and warrants to DoCoMo as of the date hereof as follows:

            (a) AT&T Wireless has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            (b) This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of AT&T Wireless.

            (c) This Agreement has been duly executed and delivered by AT&T Wireless and, assuming due authorization and valid execution and delivery by DoCoMo, is a valid and legally binding obligation of AT&T Wireless, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights.

            Section 2.3 Representations and Warranties of DoCoMo and each Designee. DoCoMo and each Designee represents and warrants to AT&T and AT&T Wireless as of the date hereof or, with respect to any Designee that becomes such after the date hereof, as of the date that such Designee becomes such, as follows:

            (a) DoCoMo and each Designee has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            (b) This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of DoCoMo and each Designee.

            (c) This Agreement has been duly executed and delivered by DoCoMo and each Designee and, assuming due authorization and valid execution and delivery by AT&T and AT&T Wireless, is a valid and legally binding obligation of DoCoMo and each Designee, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights.

                                   ARTICLE III

                      GOVERNANCE AND STANDSTILL PROVISIONS

            Section 3.1 Board of Directors. (a) At the Closing or as soon as reasonably practicable thereafter (but in no event later than the first meeting of the AT&T Board held after the Closing), (i) the number of directors on the AT&T Board will be increased by one and (ii) the AT&T Board will elect to the AT&T Board a senior officer of DoCoMo to be designated in writing to AT&T at least 10 days prior to the Closing Date who is reasonably acceptable to AT&T (the "DoCoMo AT&T Nominee"). If no such person reasonably acceptable to AT&T is identified at least 10 days prior to the Closing Date, then the AT&T Board shall not be obligated to elect such person until the tenth day following the date a reasonably acceptable senior officer of DoCoMo is identified in writing to AT&T. Until the earlier of (x) the consummation of the Spin-off or (y) an Investor Rights Termination Event, at any annual or special meeting of shareholders of AT&T at which Directors are to be elected (and at which the seat held by the DoCoMo AT&T Nominee is subject to election), AT&T shall renominate the DoCoMo AT&T Nominee, or nominate another senior officer of DoCoMo designated by DoCoMo who is reasonably acceptable to AT&T, to be elected to the AT&T Board, and shall use its reasonable efforts to cause such person to be elected to such position. DoCoMo shall notify AT&T of its proposed nominee to the AT&T Board, in writing, no later than 30 days prior to the first anniversary of the mailing of the proxy statement related to the previous year's annual meeting of stockholders, together with all information concerning such nominee reasonably requested by AT&T, so that AT&T may determine whether such nominee is reasonably acceptable to AT&T and so that AT&T can comply with applicable disclosure rules (the "Nominee Disclosure Information"); provided that in the event DoCoMo fails to provide any such notice, the DoCoMo AT&T Nominee shall be the person then serving in such capacity hereunder as long as DoCoMo provides the Nominee Disclosure Information to AT&T promptly upon request by AT&T. Concurrently with electing such person to the AT&T Board pursuant to the first two sentences of this Section 3.1(a), the AT&T Board will elect the DoCoMo AT&T Nominee to the AT&T Wireless Capital Stock Committee, and, so long as DoCoMo has the right pursuant to this Section 3.1(a) to have its nominee nominated for election to the AT&T Board, the DoCoMo AT&T Nominee will be a member of the AT&T Wireless Capital Stock Committee. In the event of the death, disability, resignation or removal of the DoCoMo AT&T Nominee, the AT&T Board will promptly elect to the AT&T Board a senior officer of DoCoMo designated by DoCoMo who is reasonably acceptable to AT&T to fill the resulting vacancy, which such individual shall then be deemed a DoCoMo AT&T Nominee for all purposes hereunder. All obligations of AT&T pursuant to this Section 3.1(a) shall terminate, and DoCoMo shall cause the DoCoMo AT&T Nominee to resign from the AT&T Board and all committees thereof (including the AT&T Wireless Capital Stock Committee) immediately upon the earlier of (x) the consummation of the Spin-off and (y) the occurrence of an Investor Rights Termination Event. The obligations of AT&T pursuant to this
Section 3.1(a), and the obligations of AT&T Wireless pursuant to Sections 3.1(b) and (c), shall also be subject to limitation or termination as otherwise expressly set forth herein, including pursuant to Sections 3.6(c), 4.3(d) and 10.2(e).

            (b) Following the consummation of the Spin-off, for so long as an Investor Rights Termination Event has not occurred, DoCoMo will be entitled to designate a number of nominees (the "DoCoMo AT&T Wireless Nominees") to the AT&T Wireless Board in proportion to DoCoMo's Economic Interest Percentage in AT&T Wireless (such number of nominees to be rounded up in the case of a fraction of .5 or greater or down in the case of a fraction less than .5 to the nearest whole number), without reference to any Economic Interests acquired after the Closing other than by the exercise of Preemptive Rights or upon exercise of the Warrants (or acquired in exchange for such Economic Interests in connection with the Spin-off); provided that, unless an Investor Rights Termination Event has occurred, in no event shall the number of DoCoMo AT&T Wireless Nominees be less than one. Each DoCoMo AT&T Wireless Nominee shall be a senior officer of DoCoMo and be reasonably acceptable to AT&T Wireless. AT&T and AT&T Wireless agree to cause the AT&T Wireless Board as of immediately prior to the consummation of the Spin-off to be classified into three classes. AT&T and AT&T Wireless agree that the initial DoCoMo AT&T Wireless Nominees shall be staggered among such classes, provided that in the event there are fewer than three DoCoMo AT&T Wireless Nominees, AT&T and AT&T Wireless agree that the initial DoCoMo AT&T Wireless Nominees (in the event there are two) will be appointed to the classes the terms of which will expire at the second and third annual meeting of shareholders following the consummation of the Spin-off, or that the initial DoCoMo AT&T Wireless Nominee (in the event there is only one) will be appointed to the class the term of which will expire at the third annual meeting of shareholders following the consummation of the Spin-off, and in any event that as of the consummation of the Spin-off the DoCoMo AT&T Wireless Nominees shall be members of the AT&T Wireless Board.

            (c) Until an Investor Rights Termination Event has occurred, at any annual or special meeting of shareholders at which Directors of AT&T Wireless are to be elected (and after which, if a DoCoMo AT&T Wireless Nominee were not elected, there would not exist the number of DoCoMo AT&T Wireless Nominees to which DoCoMo is then entitled pursuant to Section 3.1(b)), AT&T Wireless shall nominate another senior officer of DoCoMo designated by DoCoMo who is reasonably acceptable to AT&T Wireless, to be elected to the AT&T Wireless Board, and shall use its reasonable efforts to cause such person to be elected to such position. DoCoMo shall notify AT&T Wireless of each proposed nominee to the AT&T Wireless Board, in writing, a reasonable time in advance of the mailing of any proxy statement, information statement or registration statement in which any Board nominee or Board member of AT&T Wireless would be named (which in the event of any proxy statement relating to an annual meeting of stockholders of AT&T Wireless, other than the first such annual meeting, shall be no later than 30 days prior to the first anniversary of the mailing of the proxy statement related to the previous year's annual meeting of stockholders), together with all the Nominee Disclosure Information; provided that in the event DoCoMo fails to provide any such notice, the DoCoMo AT&T Wireless Nominees shall be the persons, if any, then serving in such capacity hereunder as long as DoCoMo provides the Nominee Disclosure Information to AT&T promptly upon request by AT&T. In the event of the death, disability, resignation or removal of any DoCoMo AT&T Wireless Nominee at a time when DoCoMo is otherwise entitled to nominate a director to fill such vacancy, the AT&T Wireless Board will promptly elect to the AT&T Wireless Board a senior officer of DoCoMo designated by DoCoMo who is reasonably acceptable to AT&T Wireless to fill the resulting vacancy, which such individual shall then be deemed a DoCoMo AT&T Wireless Nominee for all purposes hereunder. All obligations of AT&T Wireless pursuant to this
Section 3.1(c) shall terminate, and DoCoMo shall cause all DoCoMo AT&T Wireless Nominees to resign from the AT&T Wireless Board, immediately upon the occurrence of an Investor Rights Termination Event. In addition, DoCoMo will cause any excess DoCoMo

AT&T Wireless Nominees to resign at any time that there exist more DoCoMo AT&T Wireless Nominees than DoCoMo is entitled to hereunder. DoCoMo will cause such resignation to occur within 60 days, in the case of a reduction in the number of DoCoMo AT&T Wireless Nominees to which it is entitled, or within 10 Business Days in the case of a loss of its right to nominate any Board nominees. In the case of a loss of the right to nominate any Board nominees, no DoCoMo AT&T Wireless Nominees will vote or exercise any other rights or powers of office during the period pending resignation. In the event that at any time prior to the occurrence of an Investor Rights Termination Event, DoCoMo becomes entitled pursuant to Section 3.1(b) as a result of the exercise of its Preemptive Rights to designate a greater number of DoCoMo AT&T Wireless Nominees than it has at such time, AT&T Wireless agrees to use its reasonable efforts to cause to be appointed to the AT&T Wireless Board in accordance with the last sentence of this paragraph a number of new DoCoMo AT&T Wireless Nominees such that the number of existing DoCoMo AT&T Wireless Nominees or the AT&T Wireless Board equals the number to which DoCoMo is entitled at that time pursuant to Section 3.1(b), such appointment or appointments to be made not later than the first meeting of the AT&T Wireless Board held at least 10 Business Days subsequent to the date AT&T Wireless receives notification of the identity of such new DoCoMo AT&T Wireless Nominee and the Nominee Disclosure Information with respect to such person. Any such new DoCoMo AT&T Wireless Nominees shall be senior officers of DoCoMo reasonably acceptable to AT&T Wireless.

            (d) An "Investor Rights Termination Event" shall be deemed to have occurred if, for any period of 60 consecutive days, DoCoMo has an Economic Interest Percentage in AT&T Wireless that is less than 10%; provided, however, that so long as DoCoMo has not Transferred from and after the Closing Date in the aggregate (other than to its direct or indirect wholly owned Subsidiaries that at the time of determination remain direct or indirect wholly owned Subsidiaries) in excess of 304,692 Original Investment Shares (with each share of Current Wireless Tracking Stock or AT&T Wireless Common Stock included within the Original Investment Shares being counted as 1/500 of a share, appropriately adjusted in the event of any anti-dilution adjustments to the conversion rights of the New Tracking Stock or in the event the Spin-off exchange ratio of AT&T Wireless Common Stock for Current Wireless Tracking Stock is other than one-for-one), an Investor Rights Termination Event will be deemed to occur only if for a period of 60 consecutive days DoCoMo has an Economic Interest Percentage in AT&T Wireless that is less than 8%. The 60 consecutive day periods referred to in this definition shall be tolled beginning on the fifty-ninth consecutive day, for a period (the "Tolling Period") of not more than an additional six months, if (1) DoCoMo has exercised Preemptive Rights hereunder prior to the thirtieth consecutive day and such exercise would result in DoCoMo having an Economic Interest Percentage sufficient to avoid an Investor Rights Termination Event, (2) DoCoMo has not completed the acquisition of securities pursuant to such exercise of Preemptive Rights as of such fifty-ninth day solely because a required regulatory approval has not been received or an applicable regulatory waiting period has not expired or terminated, and (3) DoCoMo has used and continues in good faith to use all reasonable efforts to complete the acquisition of securities pursuant to such exercise of Preemptive Rights, including seeking such regulatory approvals or expirations or terminations of applicable waiting periods; provided that such period shall cease to be tolled and shall resume running as if from the fifty-ninth consecutive day immediately upon any of (w) DoCoMo failing or ceasing to act in accordance with clause (3) above, (x) any application for a required regulatory approval being denied and such denial becoming final and nonappealable, (y) any event occurring as a result of which clause (2) above is no longer true and correct, or (z) DoCoMo Transfering any securities, or failing to exercise any subsequent Preemptive Rights, such that completion of the exercise of Preemptive Rights with respect to which the Tolling Period applies would not result in DoCoMo having an Economic Interest Percentage sufficient to avoid an Investor Rights Termination Event.

            Section 3.2 Pre-Spin-off Governance Rights. (a) Subject to Sections 3.2(b) and (c) hereof, prior to the consummation of the Spin-off, AT&T will not, and will not permit its Subsidiaries to, take any of the following actions without the prior written consent of DoCoMo:

            (i) a sale of all or substantially all the assets of the Wireless Group taken as a whole;

            (ii) a merger, consolidation or similar business combination involving all or substantially all of the business of the Wireless Group, other than any such transaction in which the holders of the Economic Interests in the Wireless Group as of immediately prior to the consummation of the first of such transactions to occur after November 30, 2000 continue to hold, directly or indirectly, at least two-thirds of such Economic Interests following each of such transactions;

            (iii) the acquisition (including by merger or other similar transaction) of any business or assets by the Wireless Group or by AT&T on behalf of or that are to be contributed to the Wireless Group, provided that AT&T or the Wireless Group may make such acquisitions to the extent that the consideration paid by AT&T or the Wireless Group with respect to all such acquisitions made after November 30, 2000 does not exceed $17 billion (other than acquisitions of spectrum, which may be made without regard to and without counting against such dollar limitation);

            (iv) any further issuance of Economic Interests in or rights to the Wireless Group (including the issuance of additional shares of New Tracking Stock or Current Wireless Tracking Stock but excluding issuances of shares of Economic Interests pursuant to the Purchase Agreement or upon the exercise of Preemptive Rights), except: (A) for issuances of Economic Interests in the Wireless Group that do not, in the aggregate for all such issuances made after November 30, 2000, exceed 15% of the market capitalization (including the value of AT&T's Retained Wireless Interest) of the Wireless Group as of November 30, 2000; (B) with respect to the issuance to officers, employees or directors of Current Wireless Tracking Stock or options to acquire shares of Current Wireless Tracking Stock (or options exercisable after the Spin-off to acquire AT&T Wireless Common Stock) in the ordinary course of business consistent with past practice or in connection with the Spin-off; (C) issuances of Current Wireless Tracking Stock upon exercise of such options; (D) issuances of Current Wireless Tracking Stock in connection with acquisitions or merger transactions not prohibited by clauses (ii) and (iii) hereof; (E) issuances of New Tracking

                    Stock upon exercise of the Warrants or of Current Wireless Tracking Stock upon conversion of shares of New Tracking Stock or upon exercise of the Warrants; and (F) the issuance of shares of Current Wireless Tracking Stock that reflects the disposition of any portion of AT&T's Retained Wireless Interest, including without limitation in the publicly announced proposed exchange offer of Current Wireless Tracking Stock for common stock of AT&T (the "Exchange Offer") to be effected prior to the Spin-off (provided that in any such disposition to a party unaffiliated with AT&T that is not in connection with the Spin-off or Exchange Offer, no Person or group of related Persons may acquire any governance or board participation rights in excess of the normal rights of ownership of Current Wireless Tracking Stock); provided that the aggregate issuances after November 30, 2000 permitted in clauses (A) through (D) of this clause
                    (iv) shall not result in the holders of the Economic Interests in the Wireless Group immediately after giving effect to the Investment ceasing to hold at least two-thirds of such Economic Interests following such issuances;

            (v) the payment of any cash dividends to holders of the Current Wireless Tracking Stock, any repurchase of Current Wireless Tracking Stock (other than repurchases (A) to offset option exercises by employees, (B) repurchases which are not material in amount in connection with employee settlements or similar matters and (C) other repurchases for consideration not in excess of $5 million in the aggregate) or any repurchase of AT&T's Retained Wireless Interest (it being understood that the allocation of a portion of the proceeds of the Investment to AT&T and the resulting adjustment of the Wireless Group Allocation Fraction to reduce AT&T's Retained Wireless Interest shall not give rise to a veto right under this provision); and

            (vi) any (A) amendment to the certificate of incorporation (including with respect to the definition of the "Wireless Group" or the "Wireless Group Allocation Fraction" therein) or by-laws of AT&T to the extent such amendments would have an adverse effect on the rights of the holders of the New Tracking Stock (it being understood that any proposed amendment to the certificate of incorporation of AT&T to reduce the required vote for a merger or for a sale or other disposition of substantially all the assets from the currently required two-thirds vote to a simple majority vote will not violate this provision), (B) changes to the Separation Agreements that would, in the aggregate, have a material adverse effect on the Wireless Group, or (C) material new agreements between AT&T or its Subsidiaries (other than AT&T Wireless and its Subsidiaries), on the one hand, and the Wireless Group, on the other hand, other than those that are on arm's-length terms comparable to those which the Wireless Group would enter into with an unaffiliated third party.

            (b) The foregoing notwithstanding, DoCoMo will not have any right to veto (i) the Spin-off, (ii) any redemption of the New Tracking Stock pursuant to the terms of the New Tracking Stock or (iii) any redemption of the Current Wireless Tracking Stock.

            (c) The foregoing notwithstanding, DoCoMo will cease to have any rights, and AT&T and AT&T Wireless will cease to have any obligations, under this Section 3.2 upon the occurrence of an Investor Rights Termination Event. The rights of DoCoMo under this Section 3.2 shall also be subject to limitation or termination as otherwise expressly set forth herein, including pursuant to
Section 4.3(d).

            Section 3.3 Post-Spin-off Governance Rights. (a) Following the Spin-off, AT&T Wireless will not take any of the following actions without DoCoMo's prior written consent:

            (i) change the scope of its business such that the Wireless Group's current businesses (including those businesses that are part of the Wireless Group's current business plan and including any natural evolution of such current businesses) taken as a whole no longer constitute AT&T Wireless's primary business; or

            (ii) enter into a strategic alliance with another Wireless Operator that would result in such Wireless Operator owning more than 15% but less than 50% of the Economic Interests in AT&T Wireless (it being understood that a merger with a third party that results in a Wireless Operator owning more than 15% but less than 50% of the resulting entity by reason of such Wireless Operator's prior shareholdings in such third party shall not be deemed to violate this clause (ii) unless such merger is undertaken solely to effect such a strategic alliance with such Wireless Operator).

            For purposes of the foregoing, "Wireless Operator" shall mean any Person that owns or operates a Mobile Telecommunications Infrastructure or that is a Reseller.

            (b) DoCoMo will cease to be entitled to the foregoing veto rights upon the occurrence of an Investor Rights Termination Event. The foregoing rights shall also be subject to limitation or termination as otherwise expressly set forth herein, including pursuant to Section 4.3(d).

            Section 3.4 Senior Leadership Team. From and after the Closing, AT&T Wireless hereby agrees that DoCoMo will be entitled to select one senior executive of DoCoMo reasonably acceptable to AT&T Wireless to be a member of AT&T Wireless's Senior Leadership Team and to participate in its meetings, which will be scheduled regularly and no less frequently than monthly. AT&T Wireless hereby represents and warrants to DoCoMo that AT&T Wireless's Senior Leadership Team is the current body (other than the AT&T Board and its committees) in which principal decisions with respect to the Wireless Group are discussed by the principal decision-makers of AT&T Wireless. The members of the Senior Leadership Team as of November 30, 2000 are set forth in Schedule 3.4 hereto. AT&T Wireless hereby agrees to give DoCoMo's designee at least three Business Days' notice of meetings of its Senior

Leadership Team, to the extent practicable, and in any event will use its reasonable efforts to provide such individual at least as much notice of meetings as is given to the other members of the Senior Leadership Team. DoCoMo's designee may attend such meetings by telephone and, upon request, will be given a briefing by another member of the Senior Leadership Team with respect to any meeting that such individual does not attend. AT&T Wireless hereby agrees that the senior executive designated by DoCoMo will also be a member of any similar AT&T Wireless body that may be formed to address matters of similar importance to the matters currently considered by AT&T Wireless's Senior Leadership Team. AT&T Wireless's obligations and DoCoMo's rights under this
Section 3.4 shall terminate on the earlier of (a) consummation of the Spin-off or (b) the occurrence of an Investor Rights Termination Event. Such obligations and rights shall also be subject to limitation or termination as otherwise expressly set forth herein, including pursuant to Sections 3.6(c), 4.3(d) and 10.2(e).

            Section 3.5 Management Positions. (a) AT&T Wireless agrees that, both before and after the Spin-off, DoCoMo will have the right to appoint at least two and no more than five of its employees as employees of AT&T Wireless, with such titles as "Manager-Finance" and/or "Director of Technology" of AT&T Wireless (and such other titles as may be agreed with AT&T Wireless), and such employees will have powers, obligations and responsibilities consistent with such titles. Such employees will report directly to the Chief Financial Officer, Chief Technology Officer or, with respect to other titles, to other appropriate officers of AT&T Wireless. DoCoMo's nominees for such appointments, and the continued employment by AT&T Wireless of such individuals, will be subject to the reasonable approval of AT&T Wireless. So long as DoCoMo has the right pursuant to this Section 3.5(a) to have the right to appoint employees, in the event of the death, disability, resignation or termination of any such employee, DoCoMo shall be entitled to appoint a replacement, subject to the reasonable approval of AT&T Wireless.

            (b) DoCoMo will cease to have any rights under, and AT&T Wireless will cease to have any obligations under, this Section 3.5 upon the occurrence of an Investor Rights Termination Event. DoCoMo will cause the resignation of its employees appointed pursuant to Section 3.5(a) to occur within 10 Business Days following the loss of such rights, and no DoCoMo appointee will vote or exercise any other rights or powers of office during such 10-Business Day period. Such rights and obligations shall also be subject to limitation or termination as otherwise expressly set forth herein, including pursuant to Sections 3.6(c) and 4.3(d).

            Section 3.6 Standstill Restrictions. (a) Subject to Section 3.7, prior to the fifth anniversary of the Closing Date, DoCoMo shall not, and shall not permit any of its Standstill Affiliates to, in any manner, whether publicly or otherwise, directly or indirectly, without the prior written consent of AT&T (to the extent related to AT&T or its securities, Subsidiaries or assets) or AT&T Wireless (to the extent related to AT&T Wireless or its securities, Subsidiaries or assets):

            (i) acquire, agree to acquire or make any public proposal to acquire, directly or indirectly, Beneficial Ownership of any voting securities or assets of AT&T or AT&T Wireless or the Subsidiaries of either, except (A) pursuant to the exercise of Preemptive Rights pursuant to Article VIII, (B) the acquisition of shares of Current Wireless Tracking Stock upon conversion of shares of New Tracking Stock in accordance with the terms of the New Tracking Stock, (C) the acquisition of shares of New Tracking Stock, Current Wireless Tracking Stock or AT&T Wireless Common Stock upon exercise of Warrants in accordance with the terms of the Warrants, (D) the acquisition of shares of AT&T Wireless Common Stock in exchange for shares of Current Wireless Tracking Stock pursuant to the Spin-off (provided that such shares of Current Wireless Tracking Stock shall have been acquired in accordance with the foregoing), (E) the acquisition of securities by DoCoMo or any of its wholly owned subsidiaries (who agree to become Designees as a result of such acquisition) from DoCoMo or any of its Designees in accordance with and to the extent permitted by
                    Section 6.1(a) hereof, (F) Beneficial Ownership resulting from the acquisition of interests in any unrelated Person that has Beneficial Ownership of shares of Current Wireless Tracking Stock or AT&T Wireless Common Stock, provided, in the case of this clause (F) that (1) the acquisition of Beneficial Ownership of Current Wireless Tracking Stock or AT&T Wireless Common Stock was not an important purpose of the acquisition of interest in such unrelated Person, (2) DoCoMo or the relevant Standstill Affiliate divests, or causes the unrelated Person to divest, any such shares of Current Wireless Tracking Stock or AT&T Wireless Common Stock as promptly as commercially practicable and, until such divestiture, does not, and causes such unrelated Person not to, vote any such shares other than in accordance with this Agreement, and (3) any such shares of Current Wireless Tracking Stock or AT&T Wireless Common Stock shall not be counted in any calculation of DoCoMo's Economic Interest Percentage, and (G) Beneficial Ownership of Current Wireless Tracking Stock or AT&T Wireless Common Stock arising from equity compensation issued to DoCoMo employees seconded to the Wireless Group or AT&T Wireless or its Subsidiaries, provided, in the case of this clause (G) that (1) if DoCoMo or any of its Standstill Affiliates comes to have direct ownership of any such shares issued to any such seconded employee (including upon exercise of any option), DoCoMo or the relevant Standstill Affiliate shall divest any such shares as promptly as practicable and, until such divestiture, shall not, and shall cause such employee not to, vote any such shares other than in accordance with this Agreement, and (2) any such shares of Current Wireless Tracking Stock or AT&T Wireless Common Stock shall not be counted in any calculation of DoCoMo's Economic Interest Percentage;

            (ii) enter into or publicly propose to enter into, directly or indirectly, any merger or other business combination or similar transaction or change in control transaction involving AT&T or AT&T Wireless, or the Subsidiaries of either;

            (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any Person with respect to the voting of, any securities of AT&T or AT&T Wireless, or the Subsidiaries of either;

            (iv) call, or seek to call, a meeting of the shareholders of AT&T or AT&T Wireless or initiate any shareholder proposal for action by shareholders of AT&T or AT&T Wireless;

            (v) bring any action or otherwise act to contest the validity of any of the provisions of this Section 3.6 or seek a release of the restrictions contained in this Section 3.6, in each case in any manner that would require or lead to public disclosure thereof;

            (vi) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that, with respect to any securities of AT&T or AT&T Wireless or any Subsidiary of either, would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a Statement on Schedule 13D with the SEC as a "person" (within the meaning of Section 13(d)(3) of the Exchange Act);

            (vii) seek representation on the Board of AT&T or AT&T Wireless, other than any seat on the Board with respect to which DoCoMo is then entitled to make a nomination pursuant to
                    Section 3.1 of this Agreement, or seek the removal of any Directors (other than the DoCoMo AT&T Nominee or the DoCoMo AT&T Wireless Nominees) from either such board or seek a change in size or composition of either such board (including, without limitation, by voting for any directors not nominated by the Board of AT&T or AT&T Wireless);

            (viii) enter into any discussions, negotiations or arrangements (whether written or oral) with any other Person with respect to any of the foregoing (other than action taken by a Director in his or her capacity as a member of the Board of AT&T or AT&T Wireless or taken by an employee of AT&T Wireless in the authorized course of such employment);

            (ix) disclose any intention, plan or arrangement inconsistent with the foregoing;

            (x) take, or solicit, or propose to or agree with any other Person to take, any actions designed to obtain, affect or change the control of the Board, senior executive management or voting equity of AT&T or AT&T Wireless (other than action taken by a Director in his or her capacity as a member of the Board of AT&T or AT&T Wireless and, with respect to the senior executive management of AT&T Wireless, as expressly contemplated hereunder); or

            (xi) advise, assist or encourage any other Persons in connection with any of the foregoing.

            (b) Prior to the fifth anniversary of the Closing Date, without limiting Section 3.6(a), in the event DoCoMo's Ultimate Parent or any of its Ultimate Parent's Subsidiaries (other than DoCoMo and its Controlled Subsidiaries), or, when acting on behalf of the Ultimate Parent or such Subsidiaries, any Affiliate thereof, takes any action of the types referred to in any of clauses (i) -- (xi) of Section 3.6(a) hereof, then, without limiting any of the obligations of DoCoMo and its Controlled Subsidiaries under Section 3.6(a) hereof, DoCoMo and its Controlled Subsidiaries shall not:

            (i) with respect to any matter proposed or supported by DoCoMo's Ultimate Parent (or its Subsidiaries or Affiliates) or any vote of AT&T's or AT&T Wireless's stockholders related to or occurring as a result of any such action by DoCoMo's Ultimate Parent (or its Subsidiaries or Affiliates), vote any of their securities of AT&T or AT&T Wireless other than, at DoCoMo's election, either (A) as directed by the Board or
                    (B) in proportion to the votes cast by the stockholders of AT&T or AT&T Wireless who are not Affiliates of DoCoMo or of DoCoMo's Ultimate Parent, and

            (ii) with respect to any tender or exchange offer or other offer to purchase securities proposed or supported by DoCoMo's Ultimate Parent (or its Affiliates or Subsidiaries), tender, offer, sell or transfer any of their securities of AT&T or AT&T Wireless to the Person making such offer without the prior written consent of the Board; provided, however, that DoCoMo and its Controlled Subsidiaries may tender their shares of Current Wireless Tracking Stock or AT&T Wireless Common Stock into such a tender offer after (but only after) such time as all material conditions to such offer (including any financing condition and any condition with respect to removal of AT&T Wireless's rights plan or any other takeover protections) that are capable of being satisfied prior to expiration of the offer have been satisfied or irrevocably waived by the offeror; provided, further, that DoCoMo and its Controlled Subsidiaries shall not, prior to such time, announce or disclose their intent to tender their shares into such offer following satisfaction or waiver of such conditions.

            (c) From and after the fifth anniversary of the Closing Date, and for so long as DoCoMo has the right to nominate a Director pursuant to Section
3.1 hereof, DoCoMo shall not and shall not permit any of its Standstill Affiliates to, take any action described in either of Section 3.6(a) or Section 3.6(b) hereof, provided, however, that DoCoMo shall be released from the restrictions of and its obligations under this Section 3.6(c) on the 91st day after both of the following events have occurred: (i) all DoCoMo AT&T Nominees and all DoCoMo AT&T Wireless Nominees shall have resigned and DoCoMo shall not have replaced any of them with new representatives or nominees, and (ii) all other DoCoMo representatives or designees appointed to the management or any governance body or committee of AT&T Wireless (including under Sections 3.1, 3.4, 3.5 and 5.4 hereunder) shall have resigned and shall not have been replaced with new DoCoMo representatives or designees. Immediately upon the resignation of all of DoCoMo's representatives or designees appointed to the management or any governance body or committee of AT&T Wireless (including under Sections 3.1, 3.4, 3.5 and 5.4 hereunder) as contemplated by the foregoing clause (ii), (A) DoCoMo shall be deemed to have irrevocably waived its rights to Board representation and to designate any representatives or designees to the management or any governance body or committee hereunder (including under Sections 3.1, 3.4, 3.5 and 5.4 hereunder), but shall not be deemed to have waived any rights it may have as a result of being a shareholder of AT&T Wireless and (B) AT&T Wireless may take such action with respect to any other employees of, or persons providing service to, AT&T Wireless (including the MMS) in its sole discretion, including terminating or sequestering or separating such employees, without regard to the fact that any such persons may have been appointed or nominated by DoCoMo. The foregoing notwithstanding, in the event the resignations contemplated by foregoing clauses (i) and (ii) occur concurrently with the delivery by DoCoMo to AT&T or AT&T Wireless, as the case may be, of a notice to the effect that such resignations are not intended to commence the 90-day time period for releasing DoCoMo from the restrictions of and its obligations under this Section 3.6 and that DoCoMo intends to replace the individuals who have resigned, then such 90-day time period will not commence and the consequences set forth in the foregoing clauses (A) and (B) will not apply.

            (d) From and after the Spin-off, the obligations set forth above, to the extent related to AT&T and its Subsidiaries and assets, but not to AT&T Wireless and its Subsidiaries and assets, shall be enforceable by AT&T, and not by AT&T Wireless.

            (e) DoCoMo agrees not to provide to DoCoMo's Ultimate Parent or its Subsidiaries (including as a result of any representation DoCoMo's Ultimate Parent or Subsidiaries may have on the DoCoMo board or in DoCoMo management), other than DoCoMo and its Subsidiaries, any non-public information concerning AT&T or AT&T Wireless or any of their respective Subsidiaries or businesses obtained by DoCoMo as a result of its Board, management or other rights under this Agreement or any of the Related Agreements or as a result of its investment in AT&T or AT&T Wireless; provided that DoCoMo may provide to its Ultimate Parent such non-public information to the extent, but only to the extent, DoCoMo and its Ultimate Parent are required to obtain such non-public information in order to prepare such consolidated financial reports as either of them is required to prepare under applicable law, but only so long as (i) such non-public information is disclosed pursuant to customary confidentiality restrictions that (A) limit dissemination of such information to those employees and agents of DoCoMo and its Ultimate Parent having a need to know in connection with the preparation of such consolidated financial reports, (B) prohibit public disclosure of such non-public information and (C) prohibit inclusion of such information in any portion of the consolidated financial reports that become publicly disclosed, in each case prior to the time any such information is publicly disclosed by AT&T or AT&T Wireless, as the case may be, (ii) DoCoMo agrees to be responsible for the performance by its Ultimate Parent of the provisions of this paragraph and otherwise to use all reasonable efforts to prevent such non-public information from becoming disclosed or disseminated, prior to the time any such information is publicly disclosed by AT&T or AT&T Wireless, as the case may be, other than to those having a need to know in connection with the preparation of such consolidated financial reports, and
(iii) DoCoMo concurrently provides to AT&T and AT&T Wireless a copy of the information so disclosed to its Ultimate Parent and DoCoMo certifies to its compliance with respect to the foregoing clauses (i) and (ii).

            Section 3.7 Termination of the Standstill Restrictions. (a) To the extent the restrictions on and the obligations of DoCoMo and its Standstill Affiliates under Sections 3.6(a), (b) and (c) relate to AT&T Wireless or its securities, Subsidiaries or assets, such restrictions and obligations shall terminate if any of the following three events occurs:

            (i) a third party unaffiliated with AT&T Wireless commences a tender or exchange offer seeking to acquire 15% or more of AT&T Wireless's outstanding voting securities and AT&T Wireless does not (within 10 Business Days following such commencement) publicly recommend that its shareholders not accept such offer;

            (ii) AT&T Wireless enters into a definitive agreement (or binding letter of intent) with a third party (or group of related parties) to effectuate a merger or consolidation with or sale of all or substantially all of its assets and properties to, any unaffiliated third party, unless immediately following such transaction the Persons that immediately prior to such transaction held the AT&T Wireless Common Stock hold, directly or indirectly, at least 50% of the equity and at least 50% of the voting power of the entity surviving such merger or consolidation or to whom such assets will be transferred; or

            (iii) if AT&T Wireless enters into a definitive agreement (or binding letter of intent) providing for a sale by AT&T Wireless of AT&T Wireless securities, or a merger or consolidation, in either case that would result in any one Person (or group of related Persons) acquiring in excess of 35% of the voting power of AT&T Wireless outstanding after completion of such transaction; provided that (x) if the acquiror of the greater-than 35% block is subject to a standstill that restricts its ability to acquire more than its initial percentage of the voting power of AT&T Wireless or to appoint a majority of its board of directors (and such standstill is otherwise on substantially similar terms as the provisions of Section 3.6 or, to the extent such other terms are not substantially similar to the provisions of
                    Section 3.6, AT&T Wireless amends the provisions of Section
                    3.6 to make the provisions of Section 3.6 substantially similar to such terms of the other standstill), then the obligations set forth in Section 3.6 (as so amended, if applicable) shall not terminate by virtue of this clause
                    (iii) unless and until the standstill restrictions on the acquiror lapse or are waived, and (y) anything in this clause (iii) notwithstanding, DoCoMo shall continue to be subject to each provision of Section 3.6 to the extent such provision relates to the ability of DoCoMo to support, encourage, cooperate with, participate with or act as a group or in concert with the greater-than-35% acquiror with respect to the securities of AT&T Wireless or AT&T Wireless's Board or management.

            (b) To the extent the restrictions on and the obligations of DoCoMo and its Standstill Affiliates under Sections 3.6(a), (b) and (c) relate to AT&T or its securities,

Subsidiaries or assets, such restrictions and obligations shall terminate on the second anniversary of the consummation of the Spin-off.

            (c) To the extent the restrictions on and the obligations of DoCoMo and its Standstill Affiliates under Sections 3.6(a), (b) and (c) relate to AT&T or its securities, Subsidiaries or assets, then such restrictions and obligations shall terminate if any of the following three events occurs, but only if at such time the Spin-off shall not have occurred and the No Spin-off Purchase Right shall have accrued to DoCoMo and DoCoMo shall have elected not to exercise such right within the time period provided for in Section 4.4:

            (i) a third party unaffiliated with AT&T commences a tender or exchange offer seeking to acquire 15% or more of AT&T's outstanding voting securities and AT&T does not (within 10 Business Days following such commencement) publicly recommend that its shareholders not accept such offer;

            (ii) AT&T enters into a definitive agreement (or binding letter of intent) with a third party (or group of related parties) to effectuate a merger or consolidation with or sale of all or substantially all of its assets and properties to, any unaffiliated third party, unless immediately following such transaction the Persons that immediately prior to such transaction held the all of the classes of common stock of AT&T, taken as a whole, directly or indirectly, at least 50% of the equity and at least 50% of the voting power of the entity surviving such merger or consolidation or to whom such assets will be transferred; or

            (iii) if AT&T enters into a definitive agreement (or binding letter of intent) providing for a sale by AT&T of AT&T securities, or a merger or consolidation, in either case that would result in any one Person (or group of related Persons) acquiring in excess of 35% of the voting power of AT&T outstanding after completion of such transaction; provided that (x) if the acquiror of the greater-than 35% block is subject to a standstill that restricts its ability to acquire more than its initial percentage of the voting power of AT&T or to appoint a majority of its Board (and such standstill is otherwise on substantially similar terms as the provisions of Section 3.6 or, to the extent such other terms are not substantially similar to the provisions of Section 3.6, AT&T amends the provisions of Section 3.6 to make the provisions of Section 3.6 substantially similar to such terms of the other standstill), then the obligations set forth in Section 3.6 (as so amended, if applicable) shall not terminate by virtue of this clause (iii) unless and until the standstill restrictions on the acquiror lapse or are waived, and (y) anything in this clause (iii) notwithstanding, DoCoMo shall continue to be subject to each provision of Section 3.6 to the extent such provision relates to the ability of DoCoMo to support, encourage, cooperate with, participate with or act as a group or in concert with the greater-than-35% acquiror with respect to the securities of AT&T or AT&T's Board or management.

            (d) The termination provisions of this Section 3.7 shall be in addition to any limitations on or termination of the obligations of Section 3.6 expressly provided for above, including pursuant to Section 3.6(c).

            Section 3.8 Voting. (a) DoCoMo agrees to cause each share of AT&T Wireless Stock Beneficially Owned by it that is entitled to vote in any election for Directors to be present in person or represented by proxy at all meetings of stockholders of AT&T or AT&T Wireless, as the case may be, at which Directors are to be elected, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings.

            (b) DoCoMo agrees that at any meeting of the type referred to in
Section 3.8(a) it shall vote or cause to be voted all of the shares of AT&T Wireless Stock Beneficially Owned by it that it is entitled to vote at such meeting in accordance with one of the following (as determined by DoCoMo in its sole discretion): (i) in favor of the slate of Directors nominated by the Board, or (ii) for, against or abstain with respect to each nominee for Director in the same proportion as the votes of all stockholders other than DoCoMo and its Affiliates.

            (c) The provisions of Section 3.8(a) and (b) shall not apply at any time that AT&T or AT&T Wireless, as the case may be, is not in compliance with its obligations under Section 3.1 or following the occurrence of an Investor Rights Termination Event.

                                   ARTICLE IV

                                 OTHER COVENANTS

            Section 4.1 Technology Commitment. (a) AT&T (prior to consummation of the Spin-off) and AT&T Wireless (after consummation of the Spin-off) agree that, except as set forth below, the Wireless Group (prior to the Spin-off) or AT&T Wireless (after the Spin-off) will have launched service based on W-CDMA technology in 13 of the top 50 wireless markets in the United States (defined as BTAs numbered 1 through 50 set forth on Schedule 4.1 hereto) by June 30, 2004. Failure to achieve this target will be excused (i) if DoCoMo at any time ceases to actively support and promote W-CDMA technology as the primary standard for its delivery of wireless services based on 3G technology or if DoCoMo is no longer actively supporting and promoting wireless services based on 3G technology, (ii) if the failure is due to factors beyond AT&T's (prior to consummation of the Spin-off) or AT&T Wireless's (after consummation of the Spin-off) reasonable power to affect or control, including, without limitation, delay in availability, or unavailability, of equipment, software, spectrum, cell sites or other items needed for the construction and operation of the W-CDMA service, provided that AT&T (prior to consummation of the Spin-off) or AT&T Wireless (after the consummation of the Spin-off) shall have used commercially reasonable efforts to take reasonable steps to acquire such equipment, software, spectrum, cell sites or other items so needed, (iii) if AT&T (prior to consummation of the Spin-off) or AT&T Wireless (after the consummation of the Spin-off) is unable to obtain regulatory approvals, licenses and permits necessary for the launch of services based on W-CDMA technology on a timely basis and without the imposition of burdensome conditions or restrictions, provided that AT&T (prior to consummation of the Spin-off) and AT&T Wireless (after the consummation of the Spin-off) shall have used commercially reasonable efforts to take reasonable steps to obtain such approvals, licenses and permits, or

(iv) if the Board determines in good faith that the Wireless Group's (prior to consummation of the Spin-off) or AT&T Wireless's (after consummation of the Spin-off) business plan for constructing such a system has deteriorated significantly due to regulatory or legal changes, intellectual property disputes, health, safety or other similar issues, or acts of God or other natural events.

            (b) The Wireless Group or AT&T Wireless, as the case may be, agrees not to abandon W-CDMA technology without the prior approval of the Board of AT&T or AT&T Wireless, as the case may be.

            Section 4.2 Joint Research and Development Effort. Within twelve months of the Closing Date or such other date as the parties mutually agree upon, AT&T, AT&T Wireless and DoCoMo will discuss in good faith joint research and development efforts.

            Section 4.3 Technology Default Right. (a) In the event that either
(i) the Board requires or approves a change in the Wireless Group's (prior to consummation of the Spin-off) or AT&T Wireless's (after consummation of the Spin-off) use of W-CDMA technology as the primary standard for its delivery of wireless services based on 3G technology (other than migration to successor technologies and other than for one or more of the reasons set forth in clauses
(i) through (iv) of Section 4.1(a)) prior to June 30, 2004, or (ii) if AT&T Wireless fails to meet the technology commitment set forth in Section 4.1(a) above (other than for one or more of the reasons set forth in clauses (i) through (iv) of Section 4.1(a)), DoCoMo may require AT&T (if prior to the Spin-off) to repurchase (x) the shares of New Tracking Stock originally issued to DoCoMo pursuant to the Purchase Agreement or shares of Current Wireless Tracking Stock issued upon conversion of such originally issued shares of New Tracking Stock and (y) the Warrants issued to DoCoMo pursuant to the Warrant Agreement, in each of cases (x) and (y) that have not been Transferred by DoCoMo (other than to a Designee in accordance with Section 6.1(a) hereof), or to require AT&T Wireless (if after the Spin-off) to repurchase (1) the shares of AT&T Wireless Common Stock that were issued in exchange for the shares of Current Wireless Tracking Stock issued upon conversion of shares of New Tracking Stock that were originally issued to DoCoMo pursuant to the Purchase Agreement, and (2) the Warrants, in each of cases (1) and (2) that have not been Transferred by DoCoMo (other than to a Designee in accordance with Section 6.1(a) hereof) (the "Technology Default Right"); provided, however, that the Technology Default Right will terminate, and DoCoMo will not be entitled to require such repurchase, if DoCoMo, at any time prior to delivery of the Technology Default Exercise Notice, ceases to actively support and promote W-CDMA technology as the primary standard for its delivery of wireless services based on 3G technology. AT&T or AT&T Wireless, as the case may be, shall give written notice to DoCoMo promptly following any Board action described in
Section 4.3(a)(i).

            (b) The Technology Default Right will be exercisable only if notice of exercise (the "Technology Default Exercise Notice") is given within 30 days of written notice to DoCoMo of such Board action (in the case of clause (i) of Section 4.3(a)) or by July 31, 2004 (in the case of clause (ii) of Section 4.3(a)).

            (c) The repurchase price with respect to the Technology Default Right will be (1) the Original Purchase Price of each Warrant , plus the Cost of Carry on the Original Purchase

Price of each Warrant from the Closing Date to the date of payment (the "Warrant Purchase Price") and (2) the Original Purchase Price of each share of AT&T Wireless Common Stock plus the Cost of Carry on the Original Purchase Price of each share from the Closing Date to the date of payment, (the "AT&T Wireless Common Stock Purchase Price" and in aggregate, the "Technology Default Repurchase Price"). If AT&T or AT&T Wireless exercises its rights under Section 4.3(e), the Cost of Carry on the Original Purchase Price of shares of AT&T Wireless Common Stock will accrue to the date DoCoMo receives the last of the net proceeds from the sales contemplated thereunder necessary for DoCoMo to have received the AT&T Wireless Common Stock Purchase Price in the case of 4.3(e)(i) or the Technology Default Repurchase Price in the case of 4.3(e)(ii). Subject to
Section 4.3(e) and 4.3(h), the closing of the repurchase by AT&T or AT&T Wireless, as the case may be, of New Tracking Stock, Current Wireless Tracking Stock or AT&T Wireless Common Stock, as the case may be, and Warrants pursuant to this Section 4.3 shall take place as promptly as determined by AT&T or AT&T Wireless, as the case may be, to be reasonably practicable (taking into account the availability of financing and other considerations) following delivery of the Technology Default Exercise Notice, but in any event no later than 9:00 A.M., New York time, on the first Business Day that is four months after the Technology Default Exercise Notice is deemed to have been duly given to AT&T (if prior to the Spin-off) or to AT&T Wireless (if after the Spin-off), pursuant to
Section 11.4 of this Agreement, or at such other time and place as DoCoMo and AT&T or AT&T Wireless, as the case may be, shall agree. At such closing, DoCoMo shall deliver to AT&T or AT&T Wireless, as the case may be, certificates representing the securities and warrants to be sold by it and AT&T or AT&T Wireless, as the case may be, shall transfer to DoCoMo the aggregate Technology Default Repurchase Price in United States dollars by wire transfer of immediately available funds to an account designated by DoCoMo (which designation shall be made not less than two Business Days prior to such closing) or, only as set forth in Section 4.3(h) with respect to the Warrant Purchase Price , AT&T Wireless Common Stock. Subject to Section 4.3(e), upon valid exercise by DoCoMo of the Technology Default Right hereunder, AT&T or AT&T Wireless, as the case may be, and DoCoMo shall be legally obligated to consummate the purchase contemplated thereby within the time period required and shall use their reasonable efforts to secure any approvals required, and to comply with all Federal, state and Japanese and other foreign laws and regulations and securities exchange listing requirements applicable, in connection therewith as soon as practicable.

            (d) Upon exercise of the Technology Default Right hereunder, DoCoMo shall cease to be entitled to any veto, Board representation, management representation or other governance or management rights that it may have hereunder (including without limitation under Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 5.4 hereof) or under any of the Related Agreements, and DoCoMo will cause the resignation of any of its appointees, nominees or representatives and managers (including without limitation under Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 5.4 hereof) to occur within five Business Days following the exercise of such rights, and no DoCoMo appointee, nominee or designee will vote or exercise any other rights or powers of office during such five Business Day period; provided, however, that until payment of the Technology Default Repurchase Price (or satisfaction of the alternative obligation set forth in Section 4.3(e)), and so long as DoCoMo would otherwise be entitled to Board representation under
Section 3.1 hereof, DoCoMo shall be entitled to designate one individual to serve on the AT&T Board (if prior to the Spin-off) or the AT&T Wireless Board (if after the Spin-off) reasonably acceptable to AT&T or AT&T Wireless, for the purpose of monitoring AT&T's or AT&T Wireless's compliance with the repurchase obligations set forth in this Section 4.3, which individual shall be unaffiliated with DoCoMo and shall agree not to provide DoCoMo or its Affiliates with any confidential information of AT&T or AT&T Wireless other than information directly related to AT&T's or AT&T Wireless's compliance with such repurchase obligations; and provided further, that until payment of the Technology Default Repurchase Price (or satisfaction of the alternative obligation set forth in Section 4.3(e)), nothing herein shall impair DoCoMo's rights as a stockholder of AT&T or AT&T Wireless, as the case may be.

            (e) If AT&T Wireless has exercised its right to satisfy the Warrant Purchase Price in shares of AT&T Wireless Common Stock pursuant to Section 4.3(h), then paragraph (i) below shall apply and all references in this Agreement to Section 4.3(e) shall be deemed to be references to Section 4.3(e)(i), and if AT&T Wireless has not so exercised such right, then paragraph
(ii) below shall apply and all references in this Agreement to Section 4.3(e) shall be deemed to be references to Section 4.3(e)(ii).

            (i) In lieu of paying all or part of the AT&T Wireless Common Stock Purchase Price, AT&T or AT&T Wireless, as the case may be, will have the right to cause DoCoMo to sell all or part of its shares of Current Wireless Tracking Stock (issuable upon conversion of the New Tracking Stock) or AT&T Wireless Common Stock ( excluding shares issued in respect of Warrants pursuant to Section 4.3(h)) into the market (upon registrations in accordance with the registration rights procedures set forth in Article VII), subject to AT&T Wireless paying DoCoMo the amount by which the proceeds received by DoCoMo (net of underwriting commissions and discounts) in such sale or sales are less than the aggregate AT&T Wireless Common Stock Purchase Price with respect to all shares so sold by DoCoMo. In connection with the exercise of such right, AT&T or AT&T Wireless, as the case may be, shall have the right to cause DoCoMo to convert any shares of New Tracking Stock into shares of Current Wireless Tracking Stock. The size and timing of such registered sales will be determined mutually by AT&T or AT&T Wireless, as the case may be, and DoCoMo in their good faith judgment, in consultation with their underwriters and taking into account DoCoMo's desire to sell its shares as quickly as reasonably practicable and AT&T's or AT&T Wireless's desire not to disrupt or depress the market for Current Wireless Tracking Stock or AT&T Wireless Common Stock. Such sales will be completed as promptly as reasonably practicable, but if such sales are not completed within 10 months of the date the Technology Default Exercise Notice is deemed to have been duly given pursuant to Section 11.4, AT&T or AT&T Wireless, as the case may be, will promptly (but in any event within 10 days after such 10-month anniversary) repurchase from DoCoMo, and DoCoMo shall agree to sell to AT&T or AT&T Wireless, as the case may be, any shares of AT&T Wireless Stock and unexercised Warrants that were subject to the Technology Default Right and that were not previously repurchased pursuant to Section 4.3(c) or sold in the registered offerings contemplated by this Section 4.3(e) for an aggregate purchase price equal to the difference between the (A) aggregate AT&T Wireless Common Stock Purchase Price that AT&T or AT&T Wireless, as the case may be, would have been obligated to pay to DoCoMo pursuant to Section 4.3(c) if AT&T or AT&T Wireless, as the case may be, had not exercised its rights under this Section 4.3(e) to cause DoCoMo to sell shares in registered sales (assuming, for purposes of determining the amount of Cost of Carry thereon, that AT&T or AT&T Wireless, as the case may be, would have made payments to DoCoMo at the times DoCoMo received proceeds from such registered sales) and (B) the aggregate proceeds received by DoCoMo (net of underwriting commissions and discounts) in the registered sales or previously received pursuant to Section 4.3(c). Except as provided in the immediately preceding sentence, such repurchases shall be made in accordance with the last two sentences of Section 4.3(c). In connection with any underwritten sales pursuant to this Section 4.3(e), AT&T or AT&T Wireless, as the case may be, and DoCoMo shall enter into a customary underwriting agreement as contemplated by Article VII hereof no later than immediately prior to the effectiveness of the registration of the shares to be sold.

            (ii) In lieu of paying all or part of the Technology Default Repurchase Price, AT&T or AT&T Wireless, as the case may be, will have the right to cause DoCoMo to sell all or part of its shares of Current Wireless Tracking Stock (issuable upon conversion of the New Tracking Stock or exercise of the Warrants) or AT&T Wireless Common Stock (including shares issuable upon exercise of the Warrants),) into the market (upon registrations in accordance with the registration rights procedures set forth in Article VII), subject to AT&T Wireless paying DoCoMo the amount by which the proceeds received by DoCoMo (net of underwriting commissions and discounts) in such sale or sales are less than the aggregate Technology Default Repurchase Price with respect to all shares so sold by DoCoMo. In connection with the exercise of such right, AT&T or AT&T Wireless, as the case may be, shall have the right to cause DoCoMo to convert any shares of New Tracking Stock into shares of Current Wireless Tracking Stock, and the right to cause DoCoMo to exercise any Warrants that are in the money and to convert any shares of New Tracking Stock received upon such exercise into shares of Current Wireless Tracking Stock. In the event that AT&T or AT&T Wireless, as the case may be, elects to cause DoCoMo to exercise any Warrants in order for AT&T or AT&T Wireless to cause the sale of the Underlying Stock, then AT&T Wireless shall make such provisions as are necessary so that any required exercise of Warrants pursuant to the immediately preceding sentence will be done on a "cashless" basis, such that, upon exercise of such Warrants, DoCoMo shall be deemed to have surrendered a number of shares of Underlying Stock (as defined in the Warrant Agreement) having an aggregate Current Market Price (as defined in the Warrant Agreement, but substituting five days for the 20-day period referred to therein) equal to the aggregate exercise price payable with respect to all of the exercised Warrants, and DoCoMo shall receive in respect of such Warrants a number of shares of Underlying Stock equal to the difference between the total number of shares subject to such exercised Warrants less the number of such shares deemed to have been so surrendered, and AT&T and AT&T Wireless shall be deemed to have agreed to repurchase such surrendered Warrants pursuant to Section 4.3(c). The size and timing of such registered sales will be determined mutually by AT&T or AT&T Wireless, as the case may be, and DoCoMo in their good faith judgment, in consultation with their underwriters and taking into account DoCoMo's desire to sell its shares as quickly as reasonably practicable and AT&T's or AT&T Wireless's desire not to disrupt or depress the market for Current Wireless Tracking Stock or AT&T Wireless Common Stock. Such sales will be completed as promptly as reasonably practicable, but if such sales are not completed within 10 months of the date the Technology Default Exercise Notice is deemed to have been duly given pursuant to Section 11.4, AT&T or AT&T Wireless, as the case may be, will promptly (but in any event within 10 days after such 10-month anniversary) repurchase from DoCoMo, and DoCoMo shall agree to sell to AT&T or AT&T Wireless, as the case may be, any shares of AT&T Wireless Stock and unexercised Warrants that were subject to the Technology Default Right and that were not previously repurchased pursuant to Section 4.3(c) or sold in the registered offerings contemplated by this Section 4.3(e) for an aggregate purchase price equal to the difference between the (A) aggregate Technology Default Repurchase Price that AT&T or AT&T Wireless, as the case may be, would have been obligated to pay to DoCoMo pursuant to Section 4.3(c) if AT&T or AT&T Wireless, as the case may be, had not exercised its rights under this Section 4.3(e) to cause DoCoMo to sell shares in registered sales (assuming, for purposes of determining the amount of Cost of Carry thereon, that AT&T or AT&T Wireless, as the case may be, would have made payments to DoCoMo at the times DoCoMo received proceeds from such registered sales) and (B) the aggregate proceeds received by DoCoMo (net of underwriting commissions and discounts) in the registered sales or previously received pursuant to Section 4.3(c). Except as provided in the immediately preceding sentence, such repurchases shall be made in accordance with the last two sentences of Section 4.3(c). In connection with any underwritten sales pursuant to this Section 4.3(e), AT&T or AT&T Wireless, as the case may be, and DoCoMo shall enter into a customary underwriting agreement as contemplated by Article VII hereof no later than immediately prior to the effectiveness of the registration of the shares to be sold.

            (f) AT&T hereby irrevocably guarantees and promises to pay AT&T Wireless's obligations pursuant to this Section 4.3 up to a maximum of $3.65 billion plus the Cost of Carry thereon to the date of payment by AT&T; provided that AT&T will not be obligated to make any payment under this guarantee unless AT&T Wireless fails to make a payment that it is obligated to make pursuant to this Section 4.3; provided, further, that in the event there is a dispute as to AT&T Wireless's obligation to make all or any portion of any payment pursuant to this Section 4.3, AT&T will not be obligated to make such payment under this guarantee unless and until such dispute is resolved in favor of DoCoMo by a final and nonappealable order and AT&T Wireless thereafter fails to make such payment; and provided, further, that in any event DoCoMo shall have used commercially reasonable efforts to first collect payment from AT&T Wireless. In the event AT&T makes any payment to DoCoMo pursuant to this guarantee, AT&T Wireless shall be obligated to reimburse and indemnify AT&T for such payment (including any costs incurred by AT&T). AT&T hereby agrees that any liability or obligation AT&T Wireless may have to AT&T as a result of the immediately preceding sentence is hereby subordinated and made junior to all obligations and liabilities of AT&T Wireless to DoCoMo under this
Section 4.3 and that AT&T will not receive or retain any payments with respect to AT&T Wireless's liabilities or obligations as a result of the immediately preceding sentence until the prior indefeasible payment in full of AT&T Wireless's obligations to DoCoMo under this Section 4.3.

            (g) The parties agree and acknowledge that exercise of the Technology Default Right shall be DoCoMo's sole remedy in the event that the technology commitment set forth in Section 4.1 is not met, and DoCoMo agrees not to pursue any other remedy at law or in equity (it being understood that nothing in this paragraph (g) shall impair any rights that DoCoMo might have with respect to the breach of any provision of this Agreement to the extent not related to implementation of technology or deployment of operating assets or services).(h) In lieu of paying the Warrant Purchase Price in cash, AT&T Wireless shall have the right, but not the obligation, to pay the Warrant Purchase Price by delivering to DoCoMo AT&T Wireless Common Stock having an aggregate Current Market Price equal to the aggregate Warrant Purchase Price. If AT&T Wireless elects, in its sole discretion, to pay the Warrant Purchase Price in AT&T Wireless Common Stock pursuant to this Section 4.3

            (h) (a "Stock Payment Election") DoCoMo may request that such payment be deferred until (i) such time as DoCoMo shall be entitled to sell such shares in reliance upon Rule 144(k), or any successor provision, of the Securities Act or (ii) closing of a sale by DoCoMo of all the shares to be delivered to DoCoMo by AT&T Wireless pursuant to this Section 4.3(h) (a "Dispositive Sale"), provided that closing of any Dispositive Sale occurs prior to the 18 month anniversary of the date of the Technology Default Right Exercise Notice (the "18 Month Anniversary")and provided further that, if a Dispositive Sale has not occurred prior to the 10 month anniversary of the date of the Technology Default Right Exercise Notice, then, during the 30 day period immediately following such 10 month anniversary, AT&T Wireless may revoke its Stock Payment Election and pay the Warrant Purchase Price in cash. For purposes of a Dispositive Sale only, Current Market Price shall be deemed equal to the net proceeds to be received by DoCoMo in such sale after giving effect to any commissions or discounts. If DoCoMo has requested deferral of payment of the Warrant Purchase Price and a Dispositive Sale has not occurred prior to the 18 Month Anniversary, then the Current Market Price shall be determined as of the first Business Day following the 18 Month Anniversary. Any other provision of this Agreement to the contrary notwithstanding, the maximum number of shares AT&T Wireless shall be obligated to issue to satisfy its obligations under this
Section 4.3(h) , if it makes a Stock Payment Election, shall be 1,500,000,000, provided, that such number shall be reduced to the extent that, at the time the shares are issued, less than 1,500,000,000 shares are authorized and unissued (and not reserved for issuance pursuant to outstanding options, warrants, convertible securities, or other rights to acquire equity securities), and provided further, that, in no event shall the maximum number of shares issuable pursuant to this Section 4.3(h) be reduced to less than 750,000,000 shares. If DoCoMo has received a bona fide offer to purchase such shares in a Dispositive Sale which it intends to accept and the Current Market Price for purposes of such proposed Dispositive Sale is less than 30% of the Current Market Price as defined in Section 1.1, then DoCoMo shall provide AT&T Wireless with written notification of such proposed Dispositive Sale and the proposed Current Market Price. Within five Business Days of receiving such notice, AT&T Wireless may, notwithstanding its prior election, elect to pay the Warrant Purchase Price in cash. In such event, AT&T Wireless shall immediately notify DoCoMo in writing of such election and shall deliver the Warrant Purchase Price in cash to DoCoMo within five Business Days after notifying DoCoMo of its election to pay the Warrant Purchase price in cash. Payment of the Warrant Purchase Price via delivery of shares of AT&T Wireless Common Stock shall be made as promptly as practicable but, in the event of a Dispositive Sale, in no event later than three Business Days after receipt of written notice of a Dispositive Sale.

            Section 4.4 No Spin-off Repurchase Right. (a) In the event that AT&T has not consummated the Spin-off on or prior to January 1, 2002 (or, at AT&T's election, on or prior to March 15, 2002, which election shall be made in writing to DoCoMo not later than December 15, 2001, in the event AT&T has not received a satisfactory tax ruling with respect to the Spin-off as of the date of such election but reasonably believes as of such date that it is possible to obtain such a ruling by, or effect the Spin-off without a ruling by, March 15, 2002, and is continuing in good faith to seek such a ruling or to effect the Spin-off without a ruling), DoCoMo will have the right, at its election (the "No Spin-off Right"), to require AT&T to:

            (i) repurchase from DoCoMo (x) the New Tracking Stock initially issued to DoCoMo pursuant to the Purchase Agreement or the shares of Current Wireless Tracking Stock issued upon conversion of such shares of New Tracking Stock and (y) the Warrants issued to DoCoMo pursuant to the Warrant Agreement and in each case that have not been Transferred by DoCoMo (other than to any Designee in accordance with Section 6.1(a) hereof), at the Original Purchase Price of each Warrant and each share of New Tracking Stock or Current Wireless Tracking Stock so repurchased, in each case plus the Cost of Carry thereon from the Closing Date to the date of payment (the "No Spin-off Repurchase Price"); or

            (ii) enable DoCoMo to sell shares of Current Wireless Tracking Stock issuable upon conversion of such shares of New Tracking Stock and exercise of such Warrants, by registering the sale of such shares of Current Wireless Tracking Stock through registrations in accordance with the registration rights procedures set forth in Article VII.

            (b) The No Spin-off Right will be exercisable only if DoCoMo provides AT&T with written notice thereof within 30 days following January 1, 2002 or March 15, 2002, whichever is the applicable date for triggering the No Spin-off Right.

            (c) In the event DoCoMo makes the election set forth in clause (i) of Section 4.4(a), the closing of the repurchase by AT&T of (i) the New Tracking Stock or Current Wireless

Tracking Stock and (ii) Warrants contemplated thereby shall take place no later than 9:00 A.M., New York time, on April 15, 2002 (if the applicable triggering date is January 1, 2002), or as soon as reasonably practicable but no later than June 15, 2002 (if the applicable triggering date is March 15, 2002), at the offices of AT&T as indicated in Section 11.4 of this Agreement, or at such other time and place as DoCoMo and AT&T shall agree. At such closing, DoCoMo shall deliver to AT&T certificates representing the New Tracking Stock or Current Wireless Tracking Stock and Warrants to be sold by it and AT&T shall transfer to DoCoMo the aggregate No Spin-off Repurchase Price in United States dollars by wire transfer of immediately available funds to an account designated by DoCoMo (which designation shall be made not less than two Business Days prior to such closing). Upon valid exercise by DoCoMo of the election set forth in clause (i) of Section 4.4(a), AT&T and DoCoMo shall be legally obligated to consummate the purchase contemplated thereby within the time period required and shall use their reasonable efforts to secure any approvals required, and to comply with all Federal, state and Japanese and other foreign laws and regulations and securities exchange listing requirements applicable, in connection therewith as soon as practicable.

            (d) In the event DoCoMo makes the election set forth in clause (ii) of Section 4.4(a), the size and timing of such registered sales will be determined mutually by AT&T and DoCoMo in their good faith judgment, in consultation with their underwriters and taking into account DoCoMo's desire to sell its shares as quickly as reasonably practicable and AT&T's desire not to disrupt or depress the market for Current Wireless Tracking Stock. In connection with any underwritten sales pursuant to this Section 4.4, AT&T and DoCoMo shall enter into a customary underwriting agreement as contemplated by Article VII hereof no later than immediately prior to the effectiveness of the registration of the shares to be sold.

            (e) AT&T agrees to use its commercially reasonable efforts to obtain a satisfactory tax ruling with respect to the Spin-off.

            Section 4.5 Reinvestment Right. (a) In the event AT&T redeems the New Tracking Stock under the circumstances referred to in Section 5(a) or 5(b) of the Certificate of Amendment (a "Permitted Redemption"), and within one year of such Permitted Redemption AT&T completes a spin-off to its shareholders, by way of dividend distribution or similar pro rata distribution to the holders of common stock of AT&T, of all or substantially all of the businesses that currently constitute the businesses of the Wireless Group (a "Post-Redemption Spin-off"), then DoCoMo shall have the right to invest in and acquire, and AT&T shall provide DoCoMo with such right to invest in and acquire shares of such spun-off entity ("SpinCo"), as follows:

            (i) If AT&T intends to effect a Post-Redemption Spin-off within one year of a Permitted Redemption, it shall provide DoCoMo with not less than 90 days' notice of the earliest expected date for consummation of such Post-Redemption Spin-off.

            (ii) If DoCoMo desires to exercise its rights under this Section 4.5(a), then not later than 90 days prior to the earliest expected date for consummation of the Post-Redemption Spin-off as set forth in such notice (or, if AT&T has not provided at least 120 days' advance notice of the earliest expected consummation date, within 30 days of receipt by DoCoMo of notice from AT&T of the earliest expected consummation date), DoCoMo shall deliver to AT&T a notice stating that DoCoMo desires to exercise its rights under this Section 4.5(a). DoCoMo may withdraw such notice of exercise only if the actual consummation is delayed more than 120 days beyond the earliest expected consummation date set forth in the notice referred to in clause (i).

            (iii) Unless DoCoMo's notice of exercise has been withdrawn in accordance with clause (ii), concurrently with (or, at AT&T's election, immediately prior to) the consummation of the Post-Redemption Spin-off, (A) DoCoMo shall purchase a number of shares of common stock of SpinCo (the "Acquired SpinCo Shares") equal to (1) the Economic Interest Percentage that would be represented as of immediately prior to the Permitted Redemption solely by the shares of New Tracking Stock redeemed in such Permitted Redemption multiplied by (2) the number of shares of SpinCo common stock that would be outstanding on a Fully Diluted Basis immediately after the Post-Redemption Spin-off and after giving effect to the issuance of the Acquired SpinCo Shares,
                    (B) the aggregate purchase price for such Acquired SpinCo Shares shall be equal to the aggregate amount received by DoCoMo in respect of its New Tracking Stock in the Permitted Redemption, (C) if DoCoMo held any Warrants that were redeemed concurrently with such Permitted Redemption as contemplated by Section 6.1 of the Warrant Agreement, then DoCoMo shall be entitled to purchase warrants (the "Acquired SpinCo Warrants") to purchase a number of shares SpinCo common stock (the "SpinCo Warrant Number") determined by multiplying (1) the Warrant Percentage by (2) the number of shares of SpinCo common stock that would be outstanding on a Fully Diluted Basis immediately after the Post-Redemption Spin-off and after giving effect to the issuance of the Acquired SpinCo Shares and the exercise of the Acquired SpinCo Warrants, at an exercise price per share of SpinCo common stock equal to the aggregate exercise price of all of the Warrants held by DoCoMo that were redeemed concurrently with the Permitted Redemption divided by the SpinCo Warrant Number, (D) the aggregate purchase price for such Acquired SpinCo Warrants shall be equal to the aggregate amount received by DoCoMo in respect of its Warrants that were redeemed concurrently with the Permitted Redemption, and (E) DoCoMo, SpinCo and/or AT&T shall enter into an investor agreement, warrant agreement and such other agreements as may be necessary and appropriate such that the terms and conditions of DoCoMo's investment in SpinCo are, as nearly as possible, comparable to the terms and conditions of the Investment and the Alliance as set forth in this Agreement and the Related Agreements. For purposes of the foregoing, the "Warrant Percentage" shall mean the Economic Interest Percentage that would be represented as of immediately prior to the Permitted Redemption solely by the shares of New Tracking Stock issuable upon exercise of any Warrants held by

                    DoCoMo that were redeemed in such Permitted Redemption, if such Warrants had been exercised immediately prior to the Permitted Redemption.

            (iv)    The aggregate purchase price payable pursuant to clause
                    (iii) above shall be paid to AT&T at the closing of such purchase in United States dollars by wire transfer of immediately available funds to an account designated by AT&T (which designation shall be made not less than two Business Days prior to such closing). AT&T agrees that if AT&T Wireless paid any portion of the redemption price paid to DoCoMo and its Subsidiaries in connection with any Permitted Redemption, then at the closing of the purchase referred to in the previous sentence, AT&T shall contribute to SpinCo a portion of the purchase price paid in respect of such purchase equal to the portion of the redemption price paid by AT&T Wireless.

            (b) In the event that AT&T redeems the New Tracking Stock in a Permitted Redemption pursuant to Section 5(b) of the Certificate of Amendment and, within one year of such Permitted Redemption, AT&T announces that it has entered into a binding agreement to sell (a "Post-Redemption Sale") all or substantially all of the businesses that currently constitute the businesses of the Wireless Group (the "Sold Businesses"), then, upon consummation of such Post-Redemption Sale, AT&T shall pay or deliver to DoCoMo the excess, if any, of
(i) the product of (A) DoCoMo's Economic Interest Percentage immediately prior to such Permitted Redemption (assuming exercise of all Warrants held by DoCoMo that were redeemed in such Permitted Redemption) and (B) the net proceeds to AT&T from the Post-Redemption Sale, over (ii) the sum of (A) the aggregate proceeds received by DoCoMo in respect of the Permitted Redemption of its New Tracking Stock and the concurrent redemption of any Warrants held by DoCoMo plus
(B) the aggregate exercise price that would have been payable upon exercise of such Warrants. The form of consideration AT&T shall use to satisfy its obligation pursuant to the immediately preceding sentence shall be the same form of consideration (or same mix if a mix of consideration is received) received by AT&T in the Post-Redemption Sale. The foregoing notwithstanding, DoCoMo may elect to have such payment, if any, calculated without regard to the Warrants, in which event all references to the Warrants in the foregoing calculation shall be disregarded. AT&T shall make such payment to DoCoMo, if any, not later than 10 Business Days following the consummation of the Post-Redemption Sale, such payment to be made in United States dollars by wire transfer of immediately available funds to an account designated by DoCoMo (which designation shall be made not less than two Business Days prior to the date such payment is due).

            Section 4.6 Financial Statement Cooperation. AT&T (prior to the Spin-off) and AT&T Wireless (after the Spin-off) agree to use all reasonable efforts to provide DoCoMo with such financial information as it may reasonably request from time to time, as may be necessary in order for DoCoMo to prepare such consolidated financial reports as it is required to prepare under applicable law; provided that to the extent any of such information is non-public information, (i) such non-public information shall be disclosed pursuant to customary confidentiality restrictions that (A) limit dissemination of such information to those employees and agents of DoCoMo and its Subsidiaries having a need to know in connection with the preparation of such consolidated financial reports, (B) prohibit public disclosure of such non-public information and (C) prohibit inclusion of such information in any portion of the consolidated financial statements that become publicly disclosed, in each case prior to the time any such information is publicly disclosed by AT&T or AT&T Wireless, as the case may be, and (ii) DoCoMo agrees to use all reasonable efforts to prevent such non-public information from becoming disclosed or disseminated prior to the time any such information is publicly disclosed by AT&T or AT&T Wireless, as the case may be, other than to those having a need to know in connection with the preparation of such consolidated financial reports.

                                    ARTICLE V

                           MOBILE MULTIMEDIA ALLIANCE

            Section 5.1 The Mobile Multimedia Alliance and the MMS. (a) As soon as practicable after the Closing, DoCoMo and AT&T Wireless (the "Alliance Partners") shall form a mobile multimedia alliance (the "Alliance") on the terms and conditions described in this Article V, having the goals described in
Section 5.1(b). Pursuant to the Alliance, each of the Alliance Partners shall cooperate in operational and technological matters affecting the delivery of i-mode mobile multimedia services to subscribers, as well as the development and delivery of i-mode mobile multimedia content and applications.

            (b) The Alliance will have the following goals: (i) to develop wireless internet access and related mobile multimedia applications and services from wireless phones and other wireless access devices based on DoCoMo's i-mode and multimedia expertise, experience, know-how and technology; (ii) to achieve synergies with AT&T Wireless' mobility division, including to develop and provide advanced data and multimedia services offerings that create and enhance customer loyalty and create new revenue sources for AT&T Wireless; and (iii) to accelerate the growth of each Alliance Partner's existing mobile multimedia and data service businesses by utilizing each other's current and future technology, experience and know-how in their respective Home Territories.

            (c) As soon as practicable following the Closing (and with the Alliance Partners using commercially reasonable efforts to do so within three months of Closing), AT&T Wireless shall form a wholly owned subsidiary (which subsidiary may be a limited liability company, corporation or other entity), which will be wholly owned and controlled (directly or indirectly) by AT&T Wireless (such entity is referred to herein as the "MMS"). The MMS will be responsible for the development and commercialization of i-mode mobile multimedia content and applications over the AT&T Wireless network in the AT&T Wireless Home Territory.

            Section 5.2 Technology Evolution and Timing. (a) The Alliance Partners each shall use commercially reasonable efforts to jointly: (i) seek to enable users to access diverse HTML and x-HTML applications and content on mobile wireless terminals, and (ii) encourage terminal manufacturers to produce a variety of attractive and economical devices that are compatible with the following technology path:

            HDML/WML -->cHTML (as commercially reasonable in the United States) -->xHTML/WAP-NG

            (b) As an interim step toward the development of xHTML/WAP-NG, and in furtherance of the goals set forth in Section 5.1(b) and Section 5.2(a), the Alliance Partners shall jointly approach terminal manufacturers concerning the development, production and marketing of dual browser handsets, and shall work jointly with such manufacturers with respect to functions, specification and design for such handsets.

            (c) The Alliance Partners shall use commercially reasonable efforts to adopt 3G technology paths that target convergence upon worldwide standards for data and air interface protocols (i.e., WAP-NG and W-CDMA).

            (d) As soon as practicable following the Closing, the Alliance Partners jointly shall (i) commence study on DoCoMo's service platform elements that may be of benefit to the MMS, including, but not limited to, profiling engines, data warehouses and clickstream analysis and (ii) study the feasibility of accelerating the delivery to market of advanced devices and related technologies that can increase the growth and performance of AT&T Wireless and the MMS. The Alliance Partners acknowledge and agree that any business plan resulting from these studies, including the Business Plan referred to in Section
5.5 below, should be efficient and have a benefit/cost relationship that is positive in terms of economics and market position for AT&T Wireless.

            Section 5.3 Contributions and Resources. (a) AT&T Wireless shall contribute the following to the MMS:

            (i)     Multimedia resources:

                    (A)    PocketNet service, experience and personnel;

                    (B)    rights to current content, commerce and applications;
                           and

                    (C)    gateway, email and related application servers.

            (ii) AT&T Wireless agrees that it will earmark an amount of cash sufficient to fund the business plan of the MMS (as described in Section 5.5 below), until such time as the business is cash flow positive; provided, however, that AT&T Wireless shall not be required to make available to the MMS in excess of $200 million.

            (b) DoCoMo shall, among other things, assist AT&T Wireless and the MMS in achieving the goals set forth in Sections 5.1 and 5.2 hereof by providing the MMS with information exchange opportunities and access to technology, know-how and resources, including support in the categories outlined in Schedule 5.3(b) hereto. Such contributions shall include, without limitation:

            (i)     the exclusivity and noncompete provisions set forth in
                    Article X;

            (ii)    the items and support described in Schedule 5.3(b) hereof;

            (iii) handset specifications and development expertise and influence;

            (iv)    standardization influence;

            (v) i-mode experience, such as negotiations with content providers; and

            (vi) licenses to all DoCoMo know-how, technology and intellectual property rights related to i-mode mobile multimedia services (up to and including 3G) as it is developed; sole use of the i-mode brand in the USA, and other know-how developed for mobile multimedia services. It is understood, for purposes of clarification, that "i-mode mobile multimedia technology (up to and including 3G)" as used herein includes mobile Internet gateway designs, and user interface designs, but does not include technology which solely relates to 3G network architecture and infrastructure, which will be subject to separate negotiations based upon commercially reasonable licensing terms and conditions. Such licenses shall be subject to that certain letter agreement, dated November 30, 2000, by and among DoCoMo, AT&T and AT&T Wireless.

Although, with respect to the contributions and licenses made or granted by DoCoMo under this Section 5.3(b) and in particular with respect to 5.3(b)(ii) and (vi), DoCoMo agrees to provide these contributions and licenses based on and including all of its rights (now held or later acquired) to such contributions and licenses in Japan and, if any, in the Home Territory of AT&T Wireless, DoCoMo does not make any representation or warranty as to whether such rights, experience, know-how and technology can be lawfully used in the Home Territory of AT&T Wireless in the same manner as used in Japan, or at all. DoCoMo does represent and warrant, however, that, at the time of the execution of this Agreement, to the actual knowledge of the Executive Manager of the Intellectual Property Department of DoCoMo (upon reasonable inquiry of persons reporting to him), there are no third-party rights or claims that would render the use of the contributions or licenses by AT&T Wireless in its Home Territory unlawful or infringing, or actual knowledge of any limitations on the use of these contributions and licenses in the Home Territory of AT&T Wireless, except as disclosed in that certain letter pertaining to this paragraph sent by DoCoMo to AT&T Wireless on the date of this Agreement. Accordingly, DoCoMo shall not be responsible to AT&T Wireless, other than for breach of the representations and warranties in the immediately preceding sentence, for any damages that may arise in connection with the use of these contributions and licenses by AT&T Wireless in its Home Territory. DoCoMo shall make all commercially reasonable efforts as AT&T may reasonably request from time to time to assist AT&T Wireless in obtaining for AT&T Wireless the right to use or exploit these contributions and licenses in its Home Territory.

            (c) Subject to mutual agreement by AT&T Wireless and DoCoMo based on the needs of the MMS and resource availability, DoCoMo shall second to AT&T Wireless such employees as may be mutually beneficial for the free exchange of information. The Alliance Partners anticipate that DoCoMo will provide approximately two to three employees for the initial two years following the Closing, approximately three to five employees during the period of AT&T Wireless's deployment of 3G technology, and two to three employees thereafter. The ultimate number of employees of DoCoMo seconded each year shall be determined by the Advisory Committee. DoCoMo will also accept up to two employees from AT&T Wireless to work in Tokyo with DoCoMo's gateway, mobile multimedia or other appropriate division in the

Tokyo region. DoCoMo will credit $1 million per year to cover the cost of DoCoMo secondees to AT&T Wireless, and the Alliance Partners have agreed to discuss whether such amount would also cover AT&T Wireless employees exchanged to DoCoMo. The Alliance Partners also agree to use commercially reasonable efforts to set up regular meetings to facilitate transfer of know-how. The qualifications of DoCoMo personnel available for secondment will be provided to AT&T Wireless for consideration as opportunities arise for placement within the MMS.

            (d) Neither DoCoMo nor, except as specifically set forth in Section 5.3(a)(ii), AT&T Wireless shall have any obligation to fund losses of the MMS, and except as set forth in this Section 5.3, no Person shall have any obligation to make any contribution to the MMS. The foregoing notwithstanding, AT&T Wireless and, prior to the Spin-off, AT&T, shall be entitled to any tax benefits attributable to losses of the MMS.

            Section 5.4 Advisory Committee and Senior Management. (a) As soon as practicable after the Closing, AT&T Wireless shall appoint an interim Chief Executive Officer of the MMS (the "MMS CEO"), following consultation with DoCoMo, to oversee and manage the initial activities of the MMS, or to manage the MMS during any periods in which the office of MMS CEO is vacant. DoCoMo and AT&T Wireless will use their commercially reasonable efforts to select and appoint a mutually satisfactory permanent MMS CEO within six months after the Closing or within six months of the creation of any vacancy. The MMS CEO shall be a person with extensive experience and background with data related services or similar skills in the United States and be sufficiently familiar with United States markets. The MMS CEO, as MMS CEO, shall be an employee of AT&T Wireless (or one of its subsidiaries) and work in the headquarters of AT&T Wireless or such other location as may be determined for the primary offices of the MMS.

            (b) As soon as practicable after the Closing, AT&T Wireless and DoCoMo shall establish a management advisory committee (the "Advisory Committee") to assist and advise the MMS CEO. The Advisory Committee will, among other things, assist and advise the MMS CEO in reviewing and updating the business plan and strategy of the MMS. The Alliance Partners anticipate that the Advisory Committee will meet on a regular basis or as requested by the MMS CEO. The composition and size of the Advisory Committee will be mutually agreed upon by the Alliance Partners, it being understood and agreed that DoCoMo will have significant, but not majority, representation on the Advisory Committee.

            (c) DoCoMo shall have the right to appoint the Chief Technology Officer of the MMS, subject to the approval of AT&T Wireless.

            Section 5.5 Business Plan. (a) As soon as practicable following the Closing, AT&T Wireless, in consultation with DoCoMo, shall prepare a business strategy and plan (the "Business Plan") for the first 18 months of operations of the MMS. The Business Plan will be updated as appropriate in light of changing business dynamics and business needs.

            (b) Subject to the Business Plan in effect from time to time, it is anticipated that the MMS will have responsibility for AT&T Wireless's mobile multimedia business, such as:

            (i)     mobile Internet server operation;

            (ii) application/service deployment, including streaming of music and video and e-commerce applications;

            (iii)   negotiations with content providers;

            (iv) terminal functions planning, design and specifications in conjunction with AT&T Wireless's mobile services division;

            (v) development of operational and technical standards in conjunction with AT&T Wireless's mobile services division; and

            (vi)    brand development for the MMS.

            Section 5.6 Termination. (a) All obligations of the Alliance Partners set forth in this Article V may be terminated upon delivery of written notice in accordance with Section 11.4 hereof by either Alliance Partner following the occurrence of an Investor Rights Termination Event, except that
(i) all DoCoMo technology and intellectual property rights licenses shall continue for 18 months after delivery of such notice by either Alliance Partner and (ii) termination of any agreements entered into pursuant to Section 5.7 hereof shall be pursuant to the terms of those agreements.

            (b) In the event that an Investor Rights Termination Event has occurred as a result of the exercise by DoCoMo of its Technology Default Right or No Spin-off Right, or as a result of a Permitted Redemption, all obligations of the Alliance Partners with respect to this Article V will terminate at the end of the 90 day period giving rise to the Investor Rights Termination Event.

            (c) In the event that DoCoMo ceases to provide access to licenses on the basis and as described in Section 5.3(b)(vi) and pursuant to that certain letter dated November 30, 2000 relating to the licensing of such technology, AT&T Wireless may, without limitation of any other remedies that may be available, terminate all obligations of the Alliance Partners with respect to the Alliance.

            Section 5.7 Other Operational Cooperation. (a) DoCoMo and AT&T Wireless shall negotiate in good faith and use reasonable efforts to enter into separate definitive agreements memorializing the principles set forth in this
Section 5.7(a). DoCoMo and AT&T Wireless will each recognize the other party as its primary and preferred operating partner for mobile wireless services in the other party's Home Territory. Specific areas of operational cooperation by DoCoMo and AT&T Wireless will include:

            (i) Roaming. DoCoMo and AT&T Wireless will, subject to technical and commercial feasibility, each recognize the other party as its primary and preferred roaming partner in the other party's Home Territory service area, subject to both parties' existing roaming arrangements and agreements as of November 30, 2000. Nothing contained herein shall provide either party with any rights that would conflict with such existing roaming agreements for so long as such existing roaming agreements remain in effect. DoCoMo and AT&T Wireless shall use commercially reasonable efforts to negotiate in good faith roaming arrangements with each other on reciprocal terms no less favorable than those provided to similar wireless providers; provided that such arrangements shall not in any way conflict with either party's existing roaming agreements. Each party acknowledges that there may be substantial technical and other obstacles to achieving such roaming arrangements and each party agrees to take commercially reasonable steps, if any such exist, to overcome such obstacles; provided that no party shall be required to take any such steps that, from an economic perspective, would not be commercially reasonable. Nothing contained herein shall be deemed to create any obligation of exclusivity between DoCoMo and AT&T Wireless with respect to their roaming agreements in each other's Home Territory.

            (ii) Joint-Marketing Programs and Offers. DoCoMo and AT&T Wireless will use commercially reasonable efforts to cooperate in designing, to the extent commercially feasible, programs and offers that market and provide mobile wireless services that are intended to extend from one party's Home Territory into the other party's Home Territory. The sharing of customer information will be subject to such limitations as may be imposed by applicable law and regulation.

            (iii) Major Account Services. DoCoMo and AT&T Wireless will both participate, to the extent commercially feasible, in programs that will enable each to provide differentiated services to major customers with global mobile wireless telecommunication needs in the United States and Japan. Such programs will include AT&T Wireless's Worldview program, which allows large business customers to receive monthly consolidated reports covering wireless usage in relevant territories.

                                   ARTICLE VI

                              TRANSFER RESTRICTIONS

            Section 6.1 Transfer Restrictions. (a) Without the prior written consent of AT&T Wireless, DoCoMo will not Transfer (i) any shares of New Tracking Stock and (ii) for a period of eighteen months following the Closing Date (except as otherwise provided below), any shares of Current Wireless Tracking Stock, AT&T Wireless Common Stock or Warrants, except Transfers by DoCoMo to any directly or indirectly wholly owned Subsidiary of DoCoMo (each such transferee, a "Designee"); provided that prior to such Transfer such Designee agrees in writing with AT&T Wireless to itself be bound by all the provisions of this Agreement as if such transferee were DoCoMo. Nothing in this
Section 6.1(a) shall limit DoCoMo's right to make Transfers in accordance with and to the extent provided in Sections 4.3 and 4.4 hereof. In the event that during the initial 18-month period any such transferee that is a directly or indirectly wholly owned Subsidiary of DoCoMo ceases to be a directly or indirectly wholly owned Subsidiary, then any prior Transfer to such Subsidiary shall immediately become null and void and ownership and title to any securities previously Transferred to such Subsidiary shall revert to DoCoMo.

            (b) The foregoing notwithstanding, DoCoMo may Transfer shares of Current Wireless Tracking Stock, AT&T Wireless Common Stock or Warrants without AT&T Wireless's prior written consent prior to the expiration of 18 months following the Closing Date, subject to the other provisions of this Section 6.1, upon the occurrence of either of the following events: (1) a sale of all or substantially all the assets of the Wireless Group, or a merger, consolidation or similar business combination involving all or substantially all of the business of the Wireless Group, other than any such transaction in which the holders of the Economic Interests in the Wireless Group as of immediately prior to the consummation of such transaction continue to hold, directly or indirectly, at least two-thirds of such Economic Interests in the Wireless Group or the successor corporation to the Wireless Group following such transaction, or (2) the acquisition or acquisitions (including by merger or other similar transaction) of any business or assets by the Wireless Group (other than acquisitions of spectrum) after the Closing Date if the consideration paid by or on behalf of the Wireless Group with respect to all such acquisitions exceeds $25 billion. In addition, DoCoMo may tender shares of Current Wireless Tracking Stock or AT&T Wireless Common Stock, prior to the expiration of 18 months following the Closing Date, into a tender offer or exchange offer that is approved by the Board.

            (c) Except as set forth in the next sentence, DoCoMo's rights under this Agreement (and the Related Agreements) will not be transferable to any transferee of any shares of AT&T Wireless Stock, other than a transferee that is and remains a wholly owned Subsidiary of DoCoMo (and has entered into an agreement with AT&T Wireless as set forth in Section 6.1(a)). DoCoMo may transfer registration rights described in Article VII hereof to any transferee of more than $1 billion of AT&T Wireless Stock from DoCoMo, and may transfer one of its demand registration rights to any transferee of the Warrants (which registration right shall apply only to registration of the Current Wireless Tracking Stock or AT&T Wireless Common Stock issuable upon exercise of the Warrants and not to the Warrants themselves and not to any New Tracking Stock issued upon exercise of Warrants, but shall apply even if the amount of Registrable Securities is less than the $500 million minimum contemplated by
Section 7.1(a)). DoCoMo shall provide written notice to AT&T and AT&T Wireless within 10 Business Days from the date of consummation of the Transfer of any such transfer of registration rights, which notice shall set forth in detail the terms of any such Transfer. Unless and until such notice is received by AT&T or AT&T Wireless, as the case may be, neither AT&T nor AT&T Wireless shall be required to honor any registration rights of any such Transferee. In the event demand registration rights are transferred in accordance with this Section 6.1(c), each reference to DoCoMo in Article VII hereof, to the extent such reference and the relevant circumstances pertain to a Demand Registration, shall be deemed to be or include, as appropriate, such transferee of demand registration rights hereunder. Anything herein to the contrary notwithstanding, nothing herein, and no such transfers of rights, shall alter or enlarge AT&T's or AT&T Wireless's aggregate registration obligations under this Agreement.

            (d) Without AT&T's approval (prior to the Spin-off) or AT&T Wireless's approval (following the Spin-off), DoCoMo may not at any time Transfer securities to any one Person such that, after giving effect to the Transfer, such Person would Beneficially Own in excess of 6% of the outstanding Current Wireless Tracking Stock (before the Spin-off) or in excess of 6% of the outstanding AT&T Wireless Common Stock (following the Spin-off); provided that in the case of a Transfer of shares to a Person specified in Rule 13d-1(b)(1)(ii) under the Exchange Act that would be eligible based on such Person's status and passive intent with respect to the ownership, holding and voting of such shares to report such Person's ownership on Schedule 13G under the Exchange Act, DoCoMo may Transfer to such Person up to a number of shares such that, after giving effect to the Transfer, such Person would not beneficially own in excess of 10% of the outstanding Current Wireless Tracking Stock (before the Spin-off) or in excess of 10% of the outstanding AT&T Wireless Common Stock (following the Spin-off). Any Transfer of the Warrants will be subject to the foregoing restrictions (applied as if the Transferee had fully exercised the transferred Warrants), and to all other transfer restrictions set forth herein or in the Warrant Agreement.

            (e) Any certificates for shares of AT&T Wireless Stock issued pursuant to the Purchase Agreement or issued thereafter in respect of any Transfer shall bear a legend or legends referencing restrictions on transfer of such shares under the Securities Act and under this Agreement; provided, that the holder of any certificate(s) bearing any such legend referencing restrictions under the Securities Act shall be entitled to receive from AT&T, with respect to Current Wireless Tracking Stock, or AT&T Wireless, with respect to AT&T Wireless Common Stock, new certificates for a like number of shares of such AT&T Wireless Stock not bearing such legend upon the request of such holder and upon (x) such time as such restriction under this Agreement is no longer applicable, with respect to restrictions related to this Agreement and (y) delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to AT&T or to AT&T Wireless, as the case may be, and its counsel, that the restriction referenced in such legend is no longer required in order to ensure compliance with the Securities Act.

                                   ARTICLE VII

                               REGISTRATION RIGHTS

            Section 7.1 Demand Registrations. (a) Subject to Section 7.3, at any time following the eighteen-month anniversary of the Closing (or with respect to a registration that would become effective following such eighteen-month anniversary, following the seventeen-month anniversary of the Closing or at any time following the occurrence of an event described in Section 6.1(b)), DoCoMo may, on not more than seven (7) separate occasions in the aggregate, and on not more than six (6) separate occasions with respect to any Registrable Securities other than Registrable Securities issued pursuant to Section 4.3 (h) hereof, require (i) prior to the Spin-off, AT&T to file a registration statement under the Securities Act in respect of all or a portion of DoCoMo's Registrable Securities or (ii) following the Spin-off, AT&T Wireless to file a registration statement under the Securities Act in respect of all or a portion of DoCoMo's Registrable Securities; provided, in each case, that such request involves Registrable Securities having an aggregate Market Value on the date of delivery of such request of at least $500 million (provided that, with respect to a registration statement which relates solely to Registrable Securities issued pursuant to Section 4.3(h) hereof, such request shall be for (i) that number of Registrable Securities equal to the number of Registrable Securities originally issued to DoCoMo pursuant to Section 4.3(h) hereof or (ii) Registrable Securities with an aggregate Market Value of not less than $300 million )) by delivering to the Issuer written notice stating that such right is being exercised, specifying the number of shares of Current Wireless Tracking Stock or AT&T Wireless Common Stock to be included in such registration (the shares subject to such request, the "Demand Shares") and describing the intended method of distribution thereof, which may include an underwritten offering (a "Demand Request"). Upon receiving a Demand Request, the Issuer shall (i) use all reasonable efforts to file as promptly as reasonably practicable a registration statement on such form as it may reasonably deem appropriate (provided that in no event shall the Issuer be obligated to register any securities on a "shelf" registration statement or otherwise to register securities for offer or sale on a continuous or delayed basis) providing for the registration of the sale of such Demand Shares pursuant to the intended method of distribution (a "Demand Registration") and (ii) after the filing of an initial version of the registration statement, use all reasonable efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the date of filing of such registration statement. DoCoMo (including any transferee to which DoCoMo shall have transferred registration rights as permitted hereunder) may not exercise more than one Demand Request in any 7 1/2 month period. In the event that a Demand Request is delivered to AT&T prior to the Spin-off, but the Demand Shares are not registered by the time of consummation of the Spin-off, such Demand Request shall be deemed withdrawn and shall not count for the purposes of determining the number of Demand Registrations to which DoCoMo is entitled hereunder.

            (b) Anything in this Agreement to the contrary notwithstanding, the Issuer shall be entitled to postpone and delay, for reasonable periods of time, but in no event more than an aggregate of 90 days during any 12-month period (a "Blackout Period"), the filing or effectiveness of any Demand Registration if the Issuer shall determine that any such filing or the offering of any Registrable Securities would (i) in the good faith judgment of the Board, impede, delay or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or other similar material transaction involving the Issuer, including without limitation the Spin-off and the proposed Exchange Offer, (ii) based upon advice from the Issuer's investment banker or financial advisor, adversely affect any pending or contemplated financing, offering or sale of any class of securities by the Issuer or the Spin-off or the proposed Exchange Offer or (iii) in the good faith judgment of the Board, require disclosure of material non-public information (other than information relating to an event described in clauses (i) or (ii) above) which, if disclosed at such time, would be harmful to the best interests of the Issuer and its stockholders; provided, however, that the Issuer shall give written notice to DoCoMo of its determination to postpone or delay the filing of any Demand Registration; provided, further, that except in the case of a registration related to the Spin-off or the Exchange Offer, in the event that the Issuer proposes to register AT&T Wireless Stock, whether or not for sale for its own account, during a Blackout Period, DoCoMo shall have the right to exercise its rights under Section 7.2 of this Agreement with respect to such registration, subject to the limitations contained in this Agreement on the exercise of such rights; and provided further that AT&T or AT&T Wireless, as the case may be, shall file such registration statement or post-effective amendment and otherwise continue with such registration as soon as practicable thereafter. Upon notice by the Issuer to DoCoMo of any such determination, DoCoMo shall keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or Transfer by it of any AT&T Wireless Stock for the duration of the Blackout Period set forth in such notice

(or until such Blackout Period shall be earlier terminated in writing by the Issuer) and promptly halt any use, publication, dissemination or distribution of the Demand Registration, each prospectus included therein, and any amendment or supplement thereto by it for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Issuer) and, if so directed by the Issuer, will deliver to the Issuer any copies then in its possession of the prospectus covering such Registrable Securities.

            (c) In connection with an underwritten offering, if the managing underwriter or co-managing underwriter reasonably and in good faith shall have advised the Issuer or DoCoMo that, in its opinion, the number of Demand Shares subject to a Demand Request exceeds the number that can be sold in such offering, the Issuer shall include in such registration the number of Demand Shares that, in the opinion of such managing underwriter or underwriters, can be sold in such offering; provided that if as a result of any reduction pursuant to this paragraph (c) the aggregate Market Value of the Demand Shares to be so included is less than $500 million or, with respect to a registration statement which relates solely to Demand Shares issued pursuant to Section 4.3(h) hereof, the lesser of (i) $300 million or (ii) the aggregate Market Value of that number of Demand Shares equal to the number of Demand Shares which were originally issued pursuant to Section 4.3(h) hereof ), DoCoMo may withdraw such Demand Request with respect to all Demand Shares covered thereby and such registration shall not count for the purposes of determining the number of Demand Registrations to which DoCoMo is entitled under Section 7.1(a); provided, further, that if pursuant to the Demand Request DoCoMo has given the Issuer the right to select the managing underwriter (reasonably acceptable to DoCoMo) and the managing underwriter so selected by the Issuer makes the determination that results in the reduction pursuant to this paragraph (c) such that the aggregate Market Value of the Demand Shares to be so included is less than $500 million (or, with respect to a registration statement which relates solely to Demand Shares issued pursuant to Section 4.3(h) hereof, the lesser of (i) $300 million or (ii) the aggregate Market Value of that number of Demand Shares equal to the number of Demand Shares which were originally issued pursuant to Section 4.3(h) hereof), then DoCoMo may elect to proceed with the registration, and such registration shall not count for the purposes of determining the number of Demand Registrations to which DoCoMo is entitled under Section 7.1(a).

            (d) In connection with any underwritten offering, the managing underwriter or underwriters for such Demand Registration shall be selected by DoCoMo; provided that such managing underwriter shall be a nationally recognized investment banking firm and shall be reasonably acceptable to the Issuer and provided, further that with respect to any registration effected in connection with Section 4.3(e) hereof, AT&T or AT&T Wireless, as the case may be, will be entitled to select the managing underwriter or underwriters. In addition to the foregoing, the Issuer may, at its option, select a nationally recognized investment banking firm reasonably acceptable to DoCoMo to act as a co-managing underwriter. The Issuer shall have the right to approve the selection of the counsel to any managing underwriter hereunder, which approval will not be unreasonably withheld.

            Section 7.2 Piggy-Back Registration. (a) If, at any time following the expiration or termination of the transfer restrictions set forth in Section 6.1, for so long as DoCoMo owns Registrable Securities having an aggregate Market Value of at least $1 billion or representing at least 2% of the Economic Interest Percentage of AT&T Wireless (prior to the

Spin-off) or of the outstanding voting securities of AT&T Wireless (after the Spin-off), AT&T (prior to the Spin-off) or AT&T Wireless (after the Spin-off) proposes to register any Equity Shares on its behalf or on behalf of any of its stockholders, on a form and in a manner that would permit registration of the Registrable Securities (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S-4 or S-8 or any similar successor form), the Issuer shall give reasonably prompt written notice to DoCoMo of its intention to do so, which notice shall be given to DoCoMo not less than 45 days prior to the contemplated filing date, if it is reasonably practicable to do so at such time, and otherwise promptly after an initial filing date is first contemplated, but in no event less than 12 Business Days prior to the contemplated filing date for such registration statement. Upon the written election of DoCoMo (a "Piggy-Back Request") given within 20 Business Days following the receipt of written notice from the Issuer (but in no event later than two Business Days prior to the contemplated filing date for such registration statement indicated in such notice), which election shall specify the number of the Registrable Securities intended to be disposed of by DoCoMo, the Issuer shall include in such registration statement (a "Piggy-Back Registration"), subject to the provisions of this Section 7.2, such number of the Registrable Securities as shall be set forth in such Piggy-Back Request. No registration effected under this Section 7.2 shall relieve the Issuer of its obligations to effect a Demand Registration required under Section 7.1.

            (b) In the event that, following the expiration or termination of the transfer restrictions set forth in Section 6.1, AT&T (prior to the Spin-off) or AT&T Wireless (after the Spin-off) proposes to register Equity Shares in connection with an underwritten offering and a nationally recognized investment banking firm selected by AT&T or AT&T Wireless, as the case may be, to act as managing underwriter thereof reasonably and in good faith shall have advised the Issuer, DoCoMo, or any other holder of Equity Shares intending to offer Equity Shares in the offering (each, an "Other Holder") that, in its opinion, the inclusion in the registration statement of some or all of the Registrable Securities sought to be registered by DoCoMo would adversely affect the price or success of the offering, the Issuer shall include in such registration statement such number of Equity Shares as it was advised can be sold in such offering without such an effect (the "Maximum Number") as follows and in the following order of priority: (A) first, if such registration was initiated by AT&T or AT&T Wireless, such number of shares of AT&T Wireless Stock as AT&T or AT&T Wireless intended to be registered and sold, or, if such registration is on behalf of any Other Holders, such number of Equity Shares as such Other Holders intended to be registered and sold, and (B) second, if and to the extent that the number of Equity Shares to be registered under clause (A) is less than the Maximum Number, such number of Equity Shares as DoCoMo, AT&T or AT&T Wireless (if such registration was not initiated by AT&T or AT&T Wireless) and any Other Holders (or additional Other Holders) shall have intended to register that, when added to the number of Equity Shares to be registered under clause (A), is less than or equal to the Maximum Number, on a pro rata basis according to the total number of Equity Shares intended to be registered by each such Person.

            (c) The rights set forth in this Section 7.2 shall not apply to any registration in connection with the Spin-off or the Exchange Offer.

            Section 7.3 Limitations on Demand Registrations; Termination of Registration Obligation. (a) Except to the extent DoCoMo is entitled to exercise demand registration rights after the seventeen-month anniversary of the Closing in accordance with the first sentence of

Section 7.1(a), DoCoMo will not be entitled to exercise demand registration rights under this Agreement at any time that it is prohibited from transferring the relevant securities pursuant to the Transfer restrictions contained in
Section 6.1. Nothing in this Article VII shall affect or supersede any of the Transfer restrictions set forth in Article VI hereof.

            (b) Without limiting the rights of a transferee of Warrants as set forth in the second sentence of Section 6.1(c), DoCoMo will be entitled to exercise demand registration rights under this Agreement only if at the time of exercise of any such demand DoCoMo (together with its wholly owned Subsidiaries) owns Registrable Securities having an aggregate Market Value of at least $1 billion or representing at least 2% of the Economic Interest Percentage of AT&T Wireless (prior to the Spin-off) or of the outstanding voting securities of AT&T Wireless (after the Spin-off).

            (c) Anything in this Agreement to the contrary notwithstanding, if at any time AT&T, with respect to Current Wireless Tracking Stock, or AT&T Wireless, with respect to AT&T Wireless Common Stock, shall obtain a written opinion of legal counsel reasonably satisfactory to DoCoMo to the effect that the Registrable Securities may be publicly offered for sale in the United States by DoCoMo without restriction as to manner of sale and amount of securities sold and without registration under the Securities Act, the Issuer shall no longer be obligated to file or maintain a registration statement with respect to the Registrable Securities pursuant to this Agreement, unless at a later date DoCoMo delivers to the Issuer an opinion of counsel to DoCoMo, which opinion is reasonably satisfactory in form and substance to counsel to the Issuer, that registration is then required as a result of a change in applicable law.

            Section 7.4 Registration Procedures. (a) In connection with each registration statement prepared pursuant to this Article VII, and in accordance with the intended method or methods of distribution of the Registrable Securities as described in such registration statement, the Issuer, as soon as reasonably practicable and to the extent practicable, shall:

            (i) prepare and file with the SEC a registration statement on an appropriate registration form of the SEC and use reasonable efforts to cause such registration statement to become and remain effective, which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Issuer shall furnish to one counsel selected by DoCoMo, draft copies of all such documents proposed to be filed at least 15 Business Days (in the case of a Demand Registration) or 10 Business Days (in the case of any other registration) prior to such filing (in each case, only if it is reasonably practicable to do so at such times, and otherwise promptly upon circulation of the first draft of such documents circulated to the underwriters, but in no event less than 10 days or five days, respectively), which documents will be subject to the reasonable review and comment of DoCoMo and its agents and representatives and the underwriters, if any;

            (ii) furnish without charge to DoCoMo, and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by DoCoMo, or an underwriter) and such number of copies of the registration statement and each amendment or supplement thereto and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as DoCoMo or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities being sold by DoCoMo (the Issuer hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by DoCoMo and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

            (iii) use all reasonable efforts to keep such registration statement effective for the earlier of (A) 60 days and (B) such time as all of the securities covered by the registration statement have been disposed (the "Effective Period"); prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period and to cause the prospectus (and any amendments or supplements thereto) to be filed;

            (iv) use all reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things that may be reasonably necessary to enable DoCoMo or any underwriter to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that in no event shall the Issuer be required: to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iv), be required to be so qualified; to execute or file any general consent to service of process under the laws of any jurisdiction; to take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement; or to subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this subparagraph (iv);

            (v) use all reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable DoCoMo to consummate the disposition of the Registrable Securities;

            (vi) use all reasonable efforts to cause all Registrable Securities covered by such registration statement to be listed on the NYSE or on the principal securities exchange on which the AT&T Wireless Stock of the same class as such Registrable Securities is then listed, or if no similar securities are then so listed, cause all such Registrable Securities to be listed on a United States national securities exchange or secure designation of each such Registrable Security as a Nasdaq National Market "national market system security" within the meaning of Rule 11Aa2-1 of the SEC or secure National Association of Securities Dealers Automated Quotation authorization for such shares and, without limiting the generality of the foregoing, use all reasonable efforts to take such actions as may be required by the Issuer as the issuer of such Registrable Securities to facilitate the registration of at least two market makers as such with respect to such shares with the National Association of Securities Dealers, Inc.;

            (vii) promptly notify DoCoMo and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) within the Effective Period of the happening of any event or the existence of any fact that makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or that requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

            (viii) during the Effective Period, use all reasonable efforts to obtain, as promptly as practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction;

            (ix) deliver promptly to DoCoMo and the managing underwriters, if any, copies of all correspondence between the SEC and the Issuer, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and permit DoCoMo to do such investigation, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary for the purpose of conducting customary due diligence with respect to the Issuer, provided any such investigation shall not interfere unreasonably with the Issuer's business;

            (x) use all reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

            (xi) cooperate with DoCoMo and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing such Registrable Securities to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the managing underwriters, if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of DoCoMo, in each case at least two Business Days prior to any sale of Registrable Securities;

            (xii) in the case of an underwritten offering, use all reasonable efforts to enter into an underwriting agreement customary in form and scope for underwritten secondary offerings of the nature contemplated by the applicable registration statement;

            (xiii) use all reasonable efforts to obtain an opinion from the Issuer's counsel and a "cold comfort" letter from the Issuer's independent public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Issuer or of any business acquired by the Issuer for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and "cold comfort" letters in connection with an offering of the nature contemplated by the applicable registration statement;

            (xiv) not later than the effective date of the applicable registration statement, provide a CUSIP number for all Registrable Securities;

            (xv) provide reasonable assistance to the underwriters in the marketing of such Registrable Securities, including by making reasonably available appropriate members of its management (but without unduly burdening such individuals or the Issuer) as part of the road shows in support of such offering (it being understood that the reasonable level of such assistance will take into account the size of the offering and other relevant factors); and

            (xvi) use all reasonable efforts to provide to counsel to DoCoMo and to the managing underwriters, if any, no later than the time of filing of any document that is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document.

            (b) In the event that the Issuer would be required, pursuant to
Section 7.4(a)(vii)(E) above, to notify DoCoMo or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Issuer shall, subject to the provisions of Section 7.1(b) hereof, as promptly as practicable, prepare and furnish to DoCoMo and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Securities that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. DoCoMo agrees that, upon receipt of any notice from the Issuer pursuant to Section 7.4(a)(vii)(E) hereof, DoCoMo shall, and shall use all reasonable efforts to, cause any sales or placement agent or agents for the Registrable Securities and the underwriters, if any, to forthwith discontinue disposition of the Registrable Securities until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Issuer, to destroy or to deliver to the Issuer all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Securities as soon as practicable after DoCoMo's receipt of such notice.

            (c) DoCoMo shall furnish to the Issuer in writing such information regarding DoCoMo and its intended method of distribution of the Registrable Securities as the Issuer may from time to time reasonably request in writing, to the extent that such information is required in order for the Issuer to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. DoCoMo shall notify the Issuer as promptly as practicable of any inaccuracy or change in information previously furnished by DoCoMo to the Issuer or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Issuer any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (d) DoCoMo agrees not to effect any public sale or distribution of any Registrable Securities, including any sale pursuant to Rule 144 under the Securities Act, and not to effect any such public sale or distribution of any other equity security of Issuer or of any security convertible into or exchangeable or exercisable for any equity security of the Issuer (in each case, other than as part of such underwritten public offering) during the 10 days prior to, and during the 90 day period (or such longer period as DoCoMo agrees with the underwriter of such offering) beginning on, the consummation of any underwritten public offering of the Registrable Securities covered by a registration statement referred to in Section 7.2 to the extent DoCoMo's Registrable Securities are being sold thereunder.

            (e) In the case of any registration under Section 7.1 pursuant to an underwritten offering, or in the case of a registration under Section 7.2 if the Issuer has entered into an underwriting agreement in connection therewith, all shares of AT&T Wireless Stock to be included in such registration shall be subject to the applicable underwriting agreement and no Person may participate in such registration unless such Person agrees to sell such Person's securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) that must be executed in connection therewith, and provides such other information to the Issuer or the underwriter as may be reasonably requested to register such Person's AT&T Wireless Stock.

            Section 7.5 Registration Expenses. DoCoMo shall bear all agent fees and commissions, underwriting discounts and commissions and fees and disbursements of its counsel and accountants in connection with any registration of any Registrable Securities pursuant to Section 7.1 or 7.2; provided that with respect to any registration effected in connection with Section 4.3(e) hereof, the Issuer will pay the reasonable fees and expenses of DoCoMo's counsel related to such registration. The Issuer shall bear all other fees and expenses in connection with any registration statement pursuant to Section 7.1 or 7.2, including all registration and filing fees, all printing costs, and all fees and expenses of counsel and accountants for the Issuer.

            Section 7.6 Indemnification; Contribution. (a) The Issuer of the securities to be registered in the relevant registration shall, and it hereby agrees to, indemnify and hold harmless DoCoMo and its respective directors, officers, employees and controlling Persons, if any, and each underwriter, its partners, directors, officers, employees and controlling Persons, if any, in any offering or sale of the Registrable Securities, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, "Claims") to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Issuer as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Issuer shall, and it hereby agrees to, reimburse periodically DoCoMo or any such underwriter for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that the Issuer shall not be liable to any such Person in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, (i) in reliance upon and in conformity with information furnished to the Issuer by DoCoMo or any underwriter or representative of DoCoMo expressly for use therein, or by DoCoMo's failure to furnish the Issuer, upon request, with the information with respect to DoCoMo, or any underwriter or representative of DoCoMo, or DoCoMo's intended method of distribution, that is the subject of the untrue statement or omission or (ii) if the Issuer shall sustain the burden of proving that DoCoMo or such underwriter sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Issuer had previously furnished copies thereof to DoCoMo or such underwriter, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

            (b) DoCoMo shall, and hereby agrees to (i) indemnify and hold harmless AT&T, with respect to the registration of Current Wireless Tracking Stock, or AT&T Wireless, with respect to the registration of AT&T Wireless Common Stock, its directors, officers, employees and controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and controlling Persons, if any, in any offering or sale of Registrable Securities, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of DoCoMo as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to AT&T or AT&T Wireless, as the case may be, by DoCoMo expressly for use therein, and (ii) periodically reimburse AT&T or AT&T Wireless, as the case may be, for any legal or other out-of-pocket expenses reasonably incurred by AT&T or AT&T Wireless, as the case may be, in connection with investigating or defending any such Claim.

            (c) Promptly after receipt by an indemnified party under Section 7.6(a) or Section 7.6(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 7.6(a) or Section 7.6(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party in respect of such action or proceeding hereunder unless the indemnifying party was materially prejudiced by such failure of the indemnified party to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified party. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel's fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel (and one local counsel per jurisdiction) for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the prior written consent of the indemnified party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 7.6(a) or Section 7.6(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, does not subject the indemnified party to any material injunctive relief or other material equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

            (d) DoCoMo, AT&T and AT&T Wireless agree that if, for any reason, the indemnification provisions contemplated by Sections 7.6(a) or 7.6(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of, the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this
Section 7.6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the preceding sentences of this Section 7.6(d). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 7.6(c) hereof) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act or any successor provision thereof) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                  ARTICLE VIII

                                PREEMPTIVE RIGHTS

            Section 8.1 Preemptive Rights. (a) Subject to Section 8.2, as soon as practicable after AT&T decides to issue any additional Equity Shares (other than any Equity Shares representing all or any portion of AT&T's Retained Wireless Interest), prior to the consummation of the Spin-off, or AT&T Wireless decides to issue any Equity Shares after the consummation of the Spin-off (collectively, the "Additional Securities") (other than to a wholly owned Subsidiary of the Issuer and exclusive of any Equity Shares issued upon exercise of the Warrants), but in any event at least ten Business Days prior to issuing such Additional Securities to any Person other than DoCoMo or any of its Subsidiaries, the Issuer shall notify DoCoMo by written notice of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price, if any, for, and the terms and conditions of, such Additional Securities, including whether or not any purchaser of such Additional Securities will have registration rights with respect to such Additional Securities) and shall offer to sell to DoCoMo and/or its designated wholly owned Subsidiaries such Additional Securities as may be designated by DoCoMo upon the terms and conditions set forth in the notice and at the Purchase Price as provided in
Section 8.1(e); provided that, with respect to any issuances of Additional Securities pursuant to employee, officer or director benefit plans or arrangements ("Employee Benefit Plans"), such notice and offer shall only be required within 10 Business Days of each March 31 and September 30 and shall be made in respect of all such issuances made during the six month period ending on such March 31 or September 30 (except with respect to the first such notice after the Closing Date, which shall relate only to issuance made during the period from the Closing Date through such March 31, 2001, or September 30 2001, as applicable DoCoMo's right to purchase Additional Securities in accordance with Sections 8.1(c) and (d) and this Article VIII are referred to herein as "Preemptive Rights." The foregoing notwithstanding, DoCoMo shall have no preemptive right to acquire Additional Securities that (x) are issued to holders of AT&T Wireless Common Stock on a pro rata basis (whether in the form of a dividend distribution or otherwise), (y) are issued or sold in respect of the exercise of any purchase or similar right where such right was originally offered or distributed to holders of AT&T Wireless Common Stock on a pro rata basis or (z) are issued or sold upon the exercise of rights under

AT&T Wireless' preferred share purchase rights plan or any successor plan thereto. In the case of a proposed public offering as to which the price is not known as of the time notice is given, the notice shall specify the range of expected prices as determined in good faith by the Issuer. The Preemptive Rights shall not be triggered by issuances of securities upon exchange or conversion of previously outstanding securities (including, without limitation, issuances in connection with any rights plan but not including issuances in connection with the exercise of options or other rights granted to employees, officers, directors or consultants of the Issuer) or by pro rata distributions to shareholders (including without limitation stock dividends and stock splits); provided that DoCoMo may exercise its Preemptive Rights hereunder upon the conversion of convertible securities that become outstanding after the Closing and that, because of the nature of the security, the number of shares of common stock into which such security is convertible was not calculable and therefore DoCoMo could not exercise its Preemptive Rights with respect thereto. For the avoidance of doubt, the Preemptive Rights shall not apply to the exchange of AT&T Wireless Common Stock for Current Wireless Tracking Stock or New Tracking Stock, or the distribution of AT&T Wireless Common Stock to holders of common stock of AT&T, in each case pursuant to the Spin-off, or to securities issued in the Exchange Offer.

            (b) The Preemptive Rights may be exercised, in whole or in part, by DoCoMo by its acceptance in writing of an offer referred to in Section 8.1(a) within 30 days of receipt of the notice given to DoCoMo. If DoCoMo wishes to subscribe for a number of Additional Securities less than the number to which it is entitled under this section, DoCoMo may do so and shall, in the notice of exercise of the offer, specify the number of Additional Securities that DoCoMo wishes to purchase. If DoCoMo exercises its preemptive rights with respect to the grant of options or other rights to acquire AT&T Wireless Common Stock issued pursuant to Employee Benefit Plans, such exercise shall be deemed an election to acquire shares of AT&T Wireless Common Stock . To the extent that DoCoMo receives notice in connection with the grant of stock options or other rights to acquire AT&T Wireless Common Stock issued pursuant to Employee Benefit Plans, DoCoMo shall have no preemptive rights with respect to the issuance of AT&T Wireless Common Stock if and when such options or rights are exercised. The closing of the purchase and sale of Additional Securities pursuant to any exercise of Preemptive Rights shall occur as promptly as practicable following DoCoMo's notice of exercise, provided that the closing shall be subject to and shall occur no earlier than concurrently with the consummation of the issuance giving rise to the Preemptive Rights. The closing shall also be subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and the absence of any legal prohibition on such closing, and the Issuer and DoCoMo will use their reasonable best efforts to satisfy the conditions set forth in this sentence, provided that the Issuer will have no obligation to DoCoMo to consummate or to use any efforts to consummate, the issuance giving rise to the Preemptive Rights.

            (c) (i) With respect to Additional Securities that are Equity Common Shares, if the Preemptive Rights are exercised and if DoCoMo's Economic Interest Percentage prior to the issuance of Additional Securities is at least 12%, the Issuer shall sell to DoCoMo and/or its wholly owned Subsidiaries as may be designated by DoCoMo all or any portion specified by DoCoMo of an amount of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to DoCoMo pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated

Person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by DoCoMo), but without considering (either as owned by DoCoMo or as outstanding) any Equity Common Shares acquired by DoCoMo upon exercise of the Warrants, DoCoMo's Economic Interest Percentage would equal 16% (which amount shall constitute the "Preemptive Share Amount" for purposes of any exercise of Preemptive Rights to which this paragraph (c) (i) applies). If, at the time of the determination of any Preemptive Share Amount, any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the amount of Equity Common Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Equity Common Share.

                (ii) With respect to Additional Securities that are Equity Common Shares, if the Preemptive Rights are exercised and if DoCoMo's Economic Interest Percentage prior to the issuance of Additional Securities is less than 12%, the Issuer shall sell to DoCoMo and/or its wholly owned Subsidiaries as may be designated by DoCoMo all or any portion specified by DoCoMo of an amount of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to DoCoMo pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by DoCoMo), DoCoMo's Economic Interest Percentage would equal its Economic Interest Percentage immediately prior to such issuance (which amount shall constitute the "Preemptive Share Amount" for purposes of any exercise of Preemptive Rights to which this paragraph (c)(ii) applies). If, at the time of the determination of any Preemptive Share Amount, any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the amount of Equity Common Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Equity Common Share.

            (d) With respect to Additional Securities that are Equity Other Shares, the Issuer shall sell to DoCoMo and/or its wholly owned Subsidiaries as may be designated by DoCoMo all or any portion specified by DoCoMo of an amount of such Additional Securities equal to DoCoMo's Economic Interest Percentage at such time (which amount shall constitute the "Preemptive Share Amount" for purposes of any exercise of Preemptive Rights to which this paragraph (d) applies). If, at the time of the determination of any Preemptive Share Amount, any other Person has preemptive or other equity purchase rights similar to preemptive rights, such Preemptive Share Amount shall be recalculated to take into account the amount of Equity Other Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Equity Other Share.

            (e) The "Purchase Price" for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise mutually agreed by the Issuer and DoCoMo) and, except as otherwise set forth below shall equal per Additional Security the per security issuance price for the Additional Securities giving rise to such Preemptive Right. In the case of exercise of Preemptive Rights resulting from issuances pursuant to employee, officer or director benefit plans or arrangements, the Purchase Price shall be based on the average closing price for the shares of Current Wireless Tracking Stock or AT&T Wireless Common Stock, as the case may be, for the 30-trading day period ending on the relevant March 31 or September 30, as the case may be. In the case of the exercise of Preemptive Rights under Section 8.1(c)(i) for Additional Securities in excess of the number of Additional Securities necessary to maintain DoCoMo's Economic Interest Percentage as in effect immediately prior to the applicable issuance (the "Excess Securities"), the Purchase Price for the Excess Securities per Excess Security shall be the greater of (i) the per security issuance price for the Additional Securities giving rise to such exercise of Preemptive Right and (ii) the per security issuance price for the most recent preceding issuance with respect to which DoCoMo did not exercise its full Preemptive Rights and that previously diluted DoCoMo's Economic Interest Percentage (with the reference price under this clause (ii) being the issuance price in the first such immediately preceding issuance with respect to a number of Additional Securities up to the number that DoCoMo was entitled to but did not purchase pursuant to exercise of its Preemptive Rights with respect to such issuance and, to the extent such number is less than the number of Excess Securities being purchased pursuant to Section 8.1(c)(i), then repeating the same procedure with respect to the next immediately preceding issuance or issuances); provided that, upon DoCoMo exercising Preemptive Rights for Excess Securities pursuant to
Section 8.1(c)(i) in an amount sufficient to make up all or part of the dilution resulting from a prior issuance or issuances as to which DoCoMo did not exercise its full Preemptive Rights, DoCoMo shall be deemed to have exercised Preemptive Rights in full or in such part, as applicable, with respect to such prior issuance for purposes of any subsequent application of the reference price in the foregoing clause (ii); provided, further, that in the event DoCoMo attempts to exercise but is unable to exercise any Preemptive Rights by virtue of Section 8.2(b), any subsequent purchase of Excess Securities shall be applied, first, against the number of Additional Securities that DoCoMo was prevented from purchasing pursuant to Section 8.2(b), and the Purchase Price for such Excess Securities, up to such number, shall be determined only by reference to clause
(i) of this sentence and without regard to clause (ii) of this sentence. The issuance price with respect to any issuance of Additional Securities shall be the actual price paid by the other Person or Persons for such Additional Securities (without deducting any costs or expenses of the Issuer in connection therewith). In the case of any issuance of Additional Securities other than solely for cash, the Issuer and DoCoMo shall in good faith seek to agree upon the value of the non-cash consideration; provided that the value of any publicly traded securities shall be deemed to be the Market Value of such securities as of the date of the consummation of such issuance. If the Issuer and DoCoMo fail to agree on such value during the 30-day period contemplated by the first sentence of Section 8.1(b), then the Issuer will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to DoCoMo and that shall make a final and binding determination of the fair market value of such items within 10 days. If such a determination is required, the deadline for DoCoMo's exercise of its Preemptive Rights with respect to such issuance pursuant to Section 8.1(b) shall be extended until the fifth Business Day following the date of such determination. Whichever of the Issuer or DoCoMo whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Issuer and DoCoMo.

            Section 8.2 Limitation of Preemptive Rights. (a) Upon an Investor Rights Termination Event, DoCoMo's Preemptive Rights shall terminate and cease immediately including with respect to any pending but uncompleted exercises.

            (b) Anything herein to the contrary notwithstanding, DoCoMo shall not be entitled to exercise Preemptive Rights if and to the extent AT&T or AT&T Wireless reasonably determines that the exercise of such Preemptive Rights would, taking into account all relevant facts in existence at the time of the issuance to DoCoMo, create a substantial risk that such issuance would cause the Spin-off to be taxable to AT&T or its shareholders under Section 355(e) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE IX

                          EFFECTIVENESS AND TERMINATION

            Section 9.1 Effectiveness. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to Section 9.2 hereof.

            Section 9.2 Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (a) upon the mutual written agreement of AT&T, AT&T Wireless and DoCoMo or (b) at such time as DoCoMo no longer holds any Equity Shares.

            Section 9.3 Partial Termination. Effective immediately on consummation of the Spin-off, (i) except (x) for AT&T's guarantee of a portion of AT&T Wireless's obligations as specified in Section 4.3(f) hereof and (y) with respect to liabilities arising from any breach of this Agreement prior to the consummation of the Spin-off, AT&T shall be released and terminated as a party hereto and shall have no further liability or obligation hereunder to any party hereto or any other Person hereby, and this Agreement shall no longer represent an agreement of AT&T enforceable against AT&T by any other Person, and
(ii) except (x) with respect to liabilities arising from any breach of this Agreement prior to the consummation of the Spin-off, (y) as specified in Sections 3.6 and 3.7 and (z) for obligations or liabilities to AT&T relating to any obligations or liabilities retained by AT&T pursuant to Section 4.3(f) arising hereunder as a result of the Spin-off, no party hereto shall have any further liability or obligation hereunder to AT&T.

                                    ARTICLE X

                        NON-COMPETITION; CONFIDENTIALITY

            Section 10.1 Non-Competition Restrictions. (a) Each of AT&T and AT&T Wireless, on the one hand, and DoCoMo, on the other, agrees with respect to itself and with respect to each of its Subsidiaries, not to own or operate, or acquire or increase, except pursuant to existing preemptive rights, any equity interest in any Person that owns (or has entered an agreement to acquire) or operates (or whose Affiliate owns (or has entered an agreement to acquire) or operates) a Mobile Telecommunications Infrastructure (as defined below) in the other party's Home Territory.

            (b) Each of AT&T and AT&T Wireless, on the one hand, and DoCoMo, on the other, agrees with respect to itself and with respect to each of its Subsidiaries, that it will not be a Reseller (as defined below) in the other party's Home Territory nor will it acquire or increase, except pursuant to existing preemptive rights, any equity interest in any Person that is, or has entered an agreement to acquire (or whose Affiliate is (or has entered an agreement to acquire)), a Reseller in the other party's Home Territory.

            (c) Each of AT&T and AT&T Wireless, on the one hand, and DoCoMo, on the other, agrees with respect to itself, and with respect to each of its Subsidiaries, not to provide any, or provide rights to any, Mobile Multimedia Contribution (as defined below) to any Person that is (or whose Affiliate is) engaged in any of the businesses described in Sections 10.1(a) or (b) in the other party's Home Territory, except that DoCoMo may provide such contribution outside of AT&T Wireless's Home Territory if the recipient thereof is bound by non-exportation restrictions with respect to AT&T Wireless's Home Territory similar to those imposed upon AT&T Wireless herein.

            (d) Nothing in Sections 10.1(a) or (b) shall be construed to prohibit any party from entering into customary commercial roaming agreements.

            (e) Without limiting Sections 10.1(a), (b) or (c), for a period of 48 months from the Closing Date, each of AT&T and AT&T Wireless, on the one hand, and DoCoMo, on the other, agrees with respect to itself, and with respect to each of its Subsidiaries, not to provide Mobile Multimedia Contribution to any Person that engages or intends, to the party's actual knowledge, to engage (or whose Affiliate engages or intends, to the party's actual knowledge, to engage) in the other party's Home Territory in the business of developing or maintaining a Mobile Portal (as defined below). After the expiration of the 48-month period, DoCoMo and AT&T Wireless will discuss in good faith appropriate revisions to the restrictions on competition or the termination of such restrictions with respect to Mobile Portals in light of the then current state of the mobile telecommunications markets. Unless an alternate agreement is reached, after such 48-month period, DoCoMo may take any of the actions otherwise prohibited under the first sentence of this Section 10.1(e), but only in accordance with the Release Conditions (as defined below). After such 48-month period, AT&T and AT&T Wireless shall no longer be subject to the restrictions contained in this Section 10.1(e).

            Section 10.2 Definitions. (a) A Person "Competes" if (i) it (and/or its Affiliate) offers products and/or services that are substantially substitutable with products and/or services of the other party's products and/or services by customers (including resellers) located in substantially similar geographic locales in each party's Home Territory such that there is a reasonable likelihood of customers (including resellers) substituting the competing product or service, and (ii) the competing products and services, taken together, compete for a substantial portion of the customers (including resellers) of AT&T Wireless, the MMS or DoCoMo, as the case may be, in the geographic locale where such competition occurs.

            (b) "Mobile Multimedia Contribution" means the provision of the support, advice, services, activities, and technology included in Section 5.3(b) hereof (including Schedule 5.3(b) hereto) by way of any joint venture agreement, technology and know-how transfer agreement, services and support agreement that has been reduced to writing or any similar type of written agreement or in any other manner at a level that would not be considered to be de minimis.

            (c) "Mobile Portal" means the provision of portal functionality by aggregating content or providing content that includes third party content to be supplied to consumers through a cell phone browser or other wireless access device. Without limiting the foregoing, it is agreed and understood that the portal functionality provided or enabled by the i-mode services is included within the definition of Mobile Portal.

            (d) "Mobile Telecommunications Infrastructure" means a wireless mobile radio network to provide digital or analog voice and data transmission services to mobile communications terminals anywhere in the relevant Home Territory, unless such network does not have more than 100,000 subscribers and does not, or when operational would not, cover more than 10 million POPs.

            (e) An action described herein as being permitted in accordance with the "Release Conditions" will be permitted only: (i) if the written consent of AT&T Wireless has been obtained, or (ii) if prior to taking such action all DoCoMo representatives on the AT&T board, but not the AT&T Wireless board, and all other DoCoMo representatives or designees appointed to the management or any governance body or committee of the MMS (including under Section 5.4 hereof) shall have resigned, and in each case DoCoMo shall have relinquished its right to nominate, appoint or designate any such directors, representatives or designees in the future. In the case of any such resignations, DoCoMo shall be released from any and all of its obligations and duties relating to any management, directorships or membership or participation in any such governance body.

            (f) "Reseller" is an Person that (i) provides mobile telecommunication services without owning its own infrastructure but by using a third party's Mobile Telecommunications Infrastructure, (ii) has at least 100,000 subscribers and (iii) serves, or has the right or licenses to offer services in, an area or areas covering at least 10 million POPs.

            Section 10.3. Duration of and Limitations on Restrictions. (a) With respect to Sections 10.1(a), (b) and (c), DoCoMo shall be subject to the restrictions and obligations set forth therein unless and until (i) an Investor Rights Termination Event shall have occurred as a result of DoCoMo's exercise of the Technology Default Right or the No Spin-off Right or a Permitted Redemption, provided that for purposes of this clause (i) only, the reference to 60 days appearing in the definition of Investor Rights Termination Event shall be deemed to be a reference to 90 days, or (ii) an Investor Rights Termination Event shall have occurred other than as a result of an event covered by clause (i) of this sentence, provided that for purposes of this clause (ii) only, the reference to 60 days appearing in the definition of Investor Rights Termination Event shall be deemed to be a reference to one year.

            (b) AT&T shall be subject to the restrictions and obligations set forth in Section 10.1 until the earlier of the Spin-off and the first date that DoCoMo exercises the No-Spin-off Right.

            (c) AT&T Wireless shall be subject to the restrictions and obligations set forth in Section 10.1 until the earlier of (i) the date DoCoMo first ceases to be subject to the restrictions and obligations set forth in Sections 10.1(a), (b) or (c), and (ii) the date DoCoMo first relinquishes its board and management rights in accordance with clause (ii) of the definition of Release Conditions.

            (d) AT&T's and AT&T Wireless's current investment in Japan Telecom Co., Ltd shall not be subject to the Section 10.1 restrictions.

            (e) Nothing in the restrictions above will prohibit either party from making any investment if the investing party (i) does not hold a beneficial interest in the target entity in excess of 5% of any equity or management class of shares of such target entity and (ii) does not exercise control of, or management authority in, or provide any Mobile Multimedia Contribution to, such target entity.

            (f) If AT&T or AT&T Wireless, on the one hand, or DoCoMo, on the other, materially breaches any of its obligations under this Article X and fails to cure such breach within 30 days of receiving notice from the other party or parties, than such other party or parties shall immediately be released from all of the restrictions hereunder.

            Section 10.4. Non-Disclosure Commitment. (a) AT&T Wireless and DoCoMo each hereby agree to keep confidential and protect each other's Proprietary Information. This will include ensuring that directors, secondees and any other employees with access to Proprietary Information of the other party remain bound by strict nondisclosure policies and procedures consistent with this Section 10.4, and only utilize Proprietary Information for purposes related to the purposes for which such information was disclosed. In addition, each party further agrees that in no case shall any Proprietary Information of the other party be transferred in any form (including orally and visually) outside of the respective Home Territories. "Proprietary Information" shall mean any and all information of either party of a confidential nature, including without limitation non-public information relating to the disclosing party's technology, technical data, trade secrets, know-how, customers, business plans, marketing activities, financial data and other business affairs that is disclosed by one party to the other party or that is otherwise learned by a party in the course of its discussions or business dealings with, or its physical or electronic access to the premises of, the other party that, if disclosed in written form, is conspicuously marked at the time of initial disclosure, or promptly thereafter, as the disclosing party's Proprietary Information, and, if in oral or visual form, is promptly followed by a writing delivered to the receiving party designating the information considered confidential; provided, however, that "Proprietary Information" does not include any information that: (i) was in possession of or known to the receiving party, without any obligation of confidentiality to the disclosing party, prior to receiving it from the disclosing party; (ii) is, or subsequently becomes, publicly available without breach of these confidentiality provisions; (iii) is or becomes known or available to the receiving party from a source other than the disclosing party that, to the receiving party's knowledge, is not prohibited from disclosing such Proprietary Information to the receiving party by a contractual, legal or fiduciary obligation owed by such other third party to the disclosing party; (iv) is developed by or for the receiving party without use of the Proprietary Information; (v) is or becomes available to the receiving party by lawful inspection or analysis of products or services offered for sale; or
(vi) is disclosed to the receiving party by the disclosing party after receiving written notification from the receiving party that does not desire to receive any further Proprietary Information.

            (b) Section 10.4(a) notwithstanding, the terms of confidentiality hereunder shall not be construed to in any way limit either party's right to independently develop or acquire products, services or other information without use of the other party's Proprietary Information. Each party acknowledges that the other party has developed and intends to continue to develop, both internally and with the assistance of third parties, products, services and other information related to Mobile Portals and data networks, including products, services and other information that may be similar to Proprietary Information disclosed by the other party. Accordingly, nothing herein, or any other agreement between the parties, will be construed as a representation or agreement that the receiving party will not develop or have developed for it (or deploy) products, services, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Proprietary Information of the other party, provided that the receiving party does not violate any of its obligations under this Section 10.4 in connection with such development. Further, any other provision hereof or agreement between the parties notwithstanding, both parties shall be free to use for any lawful purpose the residuals resulting from access to or work with any Proprietary Information, provided that such party shall maintain the confidentiality of the Proprietary Information as provided herein. The term "residuals" means information in non-tangible form, which may be retained by persons who have had access to the Proprietary Information, including ideas, concepts, know-how or techniques contained therein so long as such "residuals" are not themselves substantially identical to the Proprietary Information on which any such residual is based. Neither party shall have any obligation to limit or restrict the assignment of such persons or to make payment of any kind to the other party for any work resulting from the use of residuals.

            (c) In the event that the receiving party is requested or becomes legally compelled to disclose any Proprietary Information, then before substantively responding to any such request or requirement, the receiving party will provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this
Section 10.4 or other appropriate remedy, or if the disclosing party so directs, the receiving party will exercise its own reasonable best efforts to assist the disclosing party in obtaining a protective order or other appropriate remedy at the disclosing party's expense. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure of any Proprietary Information is, in the opinion of the receiving party's counsel, required, the receiving party may furnish only that portion of the Proprietary Information which is in the opinion of the receiving party's counsel legally required to be furnished. In any event, the receiving party will cooperate fully with any action by the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.

            (d) The obligations and covenants contained in this Section 10.4 shall be subject to and performed in accordance with any applicable U.S. and Japanese laws and regulations.

                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.1 Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

            Section 11.2 Successors and Assigns. Except as and to the extent set forth in Section 6.1(a) or Section 6.1(c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 11.2 shall be void.

            Section 11.3 Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by DoCoMo (on behalf of itself and all of its Designees), AT&T and AT&T Wireless; provided that, after the Spin-off, this Agreement may be amended by an agreement in writing executed by AT&T Wireless and DoCoMo (on behalf of itself and all of its Designees) to the extent (but only to the extent) such amendment does not affect any rights or obligations of AT&T. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

            Section 11.4 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or if mailed, five (5) Business Days after mailing (three (3) Business Days in the case of express mail or overnight counter service), or when received by facsimile transmission if promptly confirmed, as follows:

               If to DoCoMo:

                          Sanno Park Tower -- 41st Floor
                          11-1, Nagata-cho 2-chome
                          Chiyoda-ku,
                          Tokyo 100-6150
                          Attention: Global Business Department,
                                     Kiyoyuki Tsujimura,
                                     Managing Director
                          Fax: 81-3-5156-0204

               with a copy to:

                          Squire, Sanders & Dempsey L.L.P.
                          Ebisu Prime Square Tower, 16th Floor
                          1-39, Hiroo 1-chome,  Shibuya-ku, Tokyo 150-0012 Japan
                          Attention:  Stephen E. Chelberg Fax:  (81-3) 5774-1818

               If to AT&T:

                          AT&T Corp.
                          295 North Maple Avenue
                          Basking Ridge, New Jersey 07920
                          Attention: Marilyn J. Wasser
                                     Secretary and Vice President -- Law
                          Fax: (908) 221-6618

               with a copy to:

                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, NY  10019
                          Attention: Steven A. Rosenblum
                                     David M. Silk
                          Fax:  (212) 403-2000

               If to AT&T Wireless:

                          AT&T Wireless Services, Inc.
                          7277 164th Avenue, Northeast
                          Redmond, Washington 98501
                          Attention: Greg Landis
                                     General Counsel
                          Fax: (425) 580-8050
               with a copy to:

                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, NY  10019
                          Attention: Steven A. Rosenblum
                                     David M. Silk
                          Fax:  (212) 403-2000

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

            Section 11.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflicts of laws principles thereof that would govern, construe or enforce the Agreement under laws other than the State of New York.

            Section 11.6 Arbitration. The parties encourage the prompt and equitable settlement of all controversies or claims between or among the parties arising out of or relating to this Agreement, the Purchase Agreement and the Warrant Agreement including any claim based on or arising from an alleged tort, and agree as follows:

            (i) Any controversy or claim arising out of or relating to the above-referenced Agreements ("Arbitration Claims"), including Arbitration Claims arising under Article VI, shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association or any successor organization thereof and Title 9 of the U.S. Arbitration Act in New York, New York.

            (ii) Within fifteen (15) days after the delivery in accordance with
        Section 11.4 hereof by any party to the other (treating AT&T and AT&T Wireless as one party and treating DoCoMo and all of its Designees as one party) of written notice of the commencement of arbitration, each party shall select one person to act as an arbitrator; and the two selected shall select a third arbitrator within fifteen (15) days of the second arbitrator's appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association pursuant to its rules. Arbitration proceedings shall be conducted in the English language.

            (iii) The parties shall agree upon what, if any, discovery shall be permitted. If the parties do not agree on the extent and form of discovery within ten (10) days after the appointment of the third arbitrator, then there shall be neither discovery nor the issuance of subpoenas except as otherwise expressly directed in accordance with the unanimous determination of the arbitrators.

            (iv) The powers of the arbitrators to fashion remedies hereunder shall be no broader than the powers to award legal and equitable remedies available to a court, unless the parties expressly state elsewhere in the relevant above-referenced Agreements that the arbitrators may order broader or narrower legal and equitable remedies. The arbitrators shall not have the power to award any punitive damages, and each party expressly waives any claim thereto. This Section 11.6 shall govern if any conflict arises between this Section and any other remedy terms in the above-referenced Agreements.

            (v) The arbitrators shall make their award within thirty (30) days after the conclusion of arbitration hearings. Subject to paragraph (vi) of this Section 11.6, the award shall be final and binding, and judgment therein may be entered by any court having jurisdiction thereof.

            (vi) Within thirty (30) days after receipt of any award (which shall not be binding if an appeal is taken hereunder), any party (treating AT&T and AT&T Wireless as one party and treating DoCoMo and all of its Designees as one party) may notify the American Arbitration Association of its intent to appeal to a second three-arbitrator tribunal, selected in the same fashion as the initial tribunal (with the 15-day arbitrator selection period commencing on the first Business Day after such notification is received by the other party). At least two of the three appellate arbitrators shall be former judges of state or federal courts. The appeal tribunal shall be entitled to adopt the initial award as its own, modify the initial award or substitute its own award for the initial award. The appeal tribunal shall not modify or replace the initial award except for errors of law or because of clear and convincing factual errors. If an appeal is taken, the award of the appeal tribunal shall be final and binding, and judgment may be entered therein by any court having jurisdiction thereof. The review by the appeal tribunal will be completed and its order issued within thirty
        (30) days of the final submission of the parties to the panel.

            (vii) The parties (treating AT&T and AT&T Wireless as one party and treating DoCoMo and all of its Designees and as one party) shall equally bear the costs and fees of the arbitration, including court reporter expenses, and each party shall bear its own legal expenses.

            (viii) The parties waive recourse to any court, including all courts in the United States and Japan, except for enforcement of this Section
        11.6 or for enforcement of any arbitral award hereunder.

            (ix) The duty of the parties to arbitrate any Arbitration Claim within the scope of this Section 11.6 shall survive the expiration or termination of this Agreement for any reason.

            Section 11.7 Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

            Section 11.8 Entire Agreement. This Agreement, the Related Agreements and the schedules and exhibits attached to any such documents constitute the entire agreement among DoCoMo, each Designee, AT&T and AT&T Wireless with respect to the subject matter hereof. This Agreement and the Related Agreements supersede all prior agreements with respect to the subject matter hereof, and supersede the Letter Agreement in its entirety.

            Section 11.9 Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

            Section 11.10 Submission to Jurisdiction; Waivers. Subject to the provisions of Section 11.6, each of the parties (including each Designee) hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof, other than with respect to any dispute subject to arbitration under Section 11.6 (but including for enforcement of the arbitration provisions contained in Section 11.6 or any award resulting therefrom) brought by any other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the Southern District of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, only in the courts of the State of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with Section 11.4, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum,
(ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            Section 11.11 Waiver of Immunity. DoCoMo agrees that, to the extent that it or any of its Subsidiaries or any of its property or the property of its Subsidiaries is or becomes entitled to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of a government from any legal action, suit or proceeding or from set-off or counterclaim relating to this Agreement from the jurisdiction of any competent court or arbitrator, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution pursuant to a judgment or an arbitral award or from any other legal or arbitral process in any jurisdiction, it, for itself and its property, and for each of its Subsidiaries and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). DoCoMo agrees that the foregoing waiver is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. Section 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against DoCoMo with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money).

            Section 11.12 Waiver of Jury Trial. Each party hereto hereby waives any right it may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

            Section 11.13 Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 11.14 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,
(a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles in the United States, and (c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

            Section 11.15 Anti-Dilution Adjustments. Any references herein to any number of shares of any class or series of stock, or any price per share with respect to such shares, shall be appropriately adjusted, without duplication of any other provision of this Agreement or any Related Agreement having the same purpose, to reflect any stock split, reverse stock split, stock dividend or distribution or similar recapitalization of such shares.

            Section 11.16 Effectiveness of this Agreement. The parties agree that this Agreement shall become effective on the Closing Date immediately following the Closing, and that prior thereto, neither this Agreement nor any provision of hereof shall be effective or binding upon any of the parties hereto (other than this Section 11.16), and each party agrees not to seek to enforce any provision of this Agreement (other than this Section 11.16) prior to, or with respect to the period prior to, the Closing. In the event the Purchase Agreement is terminated without the Closing having occurred, this Agreement shall be terminated and shall be null and void, without any liability of any party, and shall be deemed by all parties as if it had not been executed by any of the parties.

            Section 11.17 No Third Party Beneficiaries. Except as set forth in
Section 6.1(c), nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors (including, without limitation, each

Designee and any successor to AT&T Wireless pursuant to Section 11.18), any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            Section 11.18 Substitution for AT&T Wireless. In the event the Spin-off is to be effected by spinning off an entity other than AT&T Wireless, AT&T shall cause the corporation that is the subject of the Spin-off (and that is to be the issuer of publicly traded common stock representing the former Wireless Group) to execute this Agreement. Upon such execution, such corporation shall be substituted for AT&T Wireless for all purposes of this Agreement, and all references herein and therein to AT&T Wireless Common Stock shall be deemed to refer to the publicly traded common stock of such corporation outstanding as of and following the Spin-off.

            Section 11.19 Amended and Restated Agreement. This Amended and Restated Agreement is entered into as of December 20, 2001. Except as specifically set forth herein, any reference to the date hereof shall refer to the date the Agreement was originally entered into, December 20, 2000. Execution of this Amended and Restated Agreement shall not alter the parties rights under this Agreement with respect to any transactions pending as of December 20, 2001.

             [The remainder of this page intentionally left blank.]

            IN WITNESS WHEREOF, the relevant parties have caused this Amended and Restated Investor Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Amended and Restated Investor Agreement.

                                         AT&T WIRELESS SERVICES, INC.


                                         By: /s/John D Zeglis
                                            Name:  John D. Zeglis
                                            Title:  Chief Executive Officer


                                         NTT DOCOMO, INC.


                                         By: /s/Keiji Tachikawa
                                            Name:  Keiji Tachikawa
                                            Title:  President and
                                            Chief Executive Officer
                                            Date:  December 27, 2001

















                     [SIGNATURE PAGE TO INVESTOR AGREEMENT]

               IN WITNESS WHEREOF, each Designee referred to on this page has caused this Agreement to be duly executed by its authorized officer as of the date indicated beneath its signature.

                             Name of Designee #1:_______________________________

                             By: _______________________________________________
                                  Name:
                                  Title:
                                  Date:


                             Name of Designee #2:_______________________________

                             By: _______________________________________________
                                  Name:
                                  Title:
                                  Date:

                                                                       EXHIBIT A

            "Cost of Carry" means the applicable interest rate set forth on the table below for the following time periods (expressed in days, based on a 360-day year of twelve 30-day months, except for periods of 12 months or less which will be expressed in actual days of 365 based on a 360-day year according to the money market convention).

                 Relevant Period       Interest Rate
                 ---------------       -------------
                 90 days or less       6.477%
                 180 days              6.348%
                 360 days              6.336%
                 540 days              6.563%
                 720 days              6.475%
                 1,080 days            6.499%
                 1,440 days            6.673%
                 1,800 days            6.647%
                 2,160 days            6.758%
                 2,520 days or more    6.819%

            The interest rate that will apply to any time period between any two points in the foregoing table will be an interpolated rate, which interpolated rate will apply to the entire time period. As an example only: using the rate of 6.475% for 720 days and the rate 6.499% for 1,080 days, then (i) the rate for 900 days (half way between the two points) would be 6.487% (half way between the two rates); (ii) the rate for 810 days (one quarter of the way between the two points) would be 6.481% (one quarter of the way between the two rates); and
(iii) the rate for 990 days (three quarters of the way between the two points) would be 6.493% (three quarters of the way between the two rates). The applicable interest rate will be compounded over the applicable time period based on a semi-annual bond equivalent yield using a 360-day year of twelve 30-day months, except for periods of 12 months or less which will be expressed in actual days of 365 based on a 360-day year according to the money market convention.

                                                                       EXHIBIT B

                          LIST OF SEPARATION AGREEMENTS

1. Separation and Distribution Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc.


2. Schedules to Separation and Distribution Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc.

3.      Brand License Agreement

4.      Intellectual Property Agreement

5.      Form of Patent Assignment

6.      Amended and Restated Tax Sharing Agreement

7.      AT&T Master Carrier Agreement with Attachments

8.      Interim and Other Services Agreement with Proposed Schedules and
        Attachments

9.      CITS Agreements

10.     Form of Cell Site License Agreement

11.     Master Building Space License Agreement for Customer Equipment

12.     Equipment Space Lease Agreement

13.     Agency and Referral Agreement

14. Term Sheet -- Interconnection and Intercarrier Compensation Agreement between AT&T Wireless and AT&T Business

15. Term Sheet -- Supply of SS7 Signaling Services by AT&T Wireless to AT&T Business

16. Term Sheet -- Irrevocable License to Use 38 GHZ License Spectrum by AT&T Wireless to AT&T Business

17. Employee Benefits Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc.

18. Revised Pages to Schedules to Separation and Distribution Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc.

19.     Revised Cover Sheet to AT&T Master Carrier Agreement

20. Marked Version of Irrevocable License to Use 38 GHZ License Spectrum by AT&T Wireless to AT&T Business

21. Revised Pages to Employee Benefits Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc.

                                  SCHEDULE 3.4

                 SENIOR LEADERSHIP TEAM AS OF NOVEMBER 30, 2000

John Zeglis

Mohan Gyani -- CEO Mobile Wireless

Michael Keith -- CEO Fixed Wireless

Jordan Roderick -- CEO International

Joe McCabe -- CFO

Rod Nelson -- CTO

Greg Slemons -- Network Operations

Bob Johnson -- Marketing & Business Operations

Kendra Vandermuellen -- Wireless Data

Bill Hague -- M&A

Lew Chakrin -- Corp. Strategy

Phil Osman -- Administration

Greg Landis -- Chief Counsel

Hal Burlingame -- HR&PR

                                  SCHEDULE 4.1

                                TOP 50 U.S. BTAS



            MARKET NAME                                BTA NUMBER
----------  ----------------------------------------   ------------------

1           New York, NY                               321
2           Los Angeles, CA                            262
3           Chicago, IL                                78
4           San Francisco-Oakland-San Jose, CA         404
5           Philadelphia, PA-Wilmington, DE            346
6           Dallas-Fort Worth, TX                      101
7           Detroit, MI                                112
8           Houston, TX                                196
9           Washington, DC                             461
10          Boston, MA                                 51
11          Atlanta, GA                                24
12          Miami-Ft. Lauderdale, FL                   293
13          Phoenix, AZ                                347
14          Minneapolis-St.Paul, MN                    298
15          Seattle-Tacoma, WA                         413
16          Cleveland-Akron, OH                        84
17          St. Louis, MO                              394
18          San Diego, CA                              402
19          Denver, CO                                 110
20          Baltimore, MD                              29
21          Tampa-St. Petersburg-Clearwater, FL        440
22          Pittsburgh, PA                             350
23          Cincinnati, OH                             81
24          Portland, OR                               358
25          Kansas City, MO                            226
26          Charlotte-Gastonia, NC                     74
27          Sacramento, CA                             389
28          San Antonio, TX                            401
29          Milwaukee, WI                              297
30          Norfolk-Virginia Beach-Newport, VA         324
31          Nashville, TN                              314
32          Columbus, OH                               95
33          Orlando, FL                                336
34          Salt Lake City-Ogden, UT                   399
35          Memphis, TN                                290
36          Providence-Pawtucket, RI                   364
37          Indianapolis, IN                           204

38          Louisville, KY                             263
39          Las Vegas, NV                              245
40          Oklahoma City, OK                          329
41          New Orleans, LA                            320
42          Raleigh-Durham, NC                         368
43          Greensboro-Winston-Salem-High, NC          174
44          Jacksonville, FL                           212
45          Birmingham, AL                             44
46          Austin, TX                                 27
47          Richmond-Petersburg, VA                    374
48          Dayton-Springfield, OH                     106
49          Buffalo-Niagara Falls, NY                  60
50          Rochester, NY                              379

                                 SCHEDULE 5.3(b)

                     MOBILE MULTIMEDIA SUPPORT/CONTRIBUTION*

i-mode support will include DoCoMo's know-how, experience and technology related to i-mode services including support in the following categories:

-    i-mode business model development

- i-mode service plan, design and product management, including design of the i-mode portal and the design of screen layout and screen flow

- Content providers selection, content management and development, including web site and organization structure, and specifications for content, including specifications for content providers to develop internet content for i-mode

- Handset design and manufacturer management, including screen captures, input support, handset (hardware) specification and handset applications (software) specification

-    Marketing & Sales

- Service system development and maintenance, including know-how on server function and server design, system architecture of servers, server maintenance and operation and "Push" technology and relay device

------------
* Please note that because of the participation by DoCoMo in standardization committees and similar activities (e.g., WAP forums, certain activities related to IMT-2000 and standardization activities related to 3G), certain of the non-core technology and know-how may not be provided on an exclusive basis because of its disclosure in connection with these activities.